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INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE

SECURITIES EXCHANGE ACT OF 1934
(AMENDMENT NO.      )

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Pacific Sunwear of California, Inc.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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TABLE OF CONTENTS

PROXY STATEMENT
QUESTIONS AND ANSWERS ABOUT THE MEETING
PROPOSAL 1 ELECTION OF DIRECTORS
BOARD OF DIRECTORS AND COMMITTEES OF THE BOARD
PROPOSAL 2 RATIFICATION OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
FEES PAID TO INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
REPORT OF THE AUDIT COMMITTEE
EXECUTIVE OFFICERS
SECURITY OWNERSHIP OF PRINCIPAL SHAREHOLDERS AND MANAGEMENT
SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE
EXECUTIVE COMPENSATION AND RELATED MATTERS
COMPENSATION COMMITTEE REPORT ON EXECUTIVE COMPENSATION
COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION
SUMMARY COMPENSATION TABLE -- FISCAL 2006 AND FISCAL 2007
GRANTS OF PLAN-BASED AWARDS IN FISCAL 2007
OUTSTANDING EQUITY AWARDS AT FISCAL 2007 YEAR-END
OPTION EXERCISES AND STOCK VESTED IN FISCAL 2007
NONQUALIFIED DEFERRED COMPENSATION -- FISCAL 2007
Non-Qualified Deferred Compensation Plans
POTENTIAL PAYMENTS UPON TERMINATION OR CHANGE IN CONTROL
EQUITY COMPENSATION PLAN INFORMATION
CORPORATE GOVERNANCE
RELATED PARTY TRANSACTIONS POLICY
SHAREHOLDER COMMUNICATIONS WITH DIRECTORS
OTHER MATTERS

PACIFIC SUNWEAR OF CALIFORNIA, INC.
3450 East Miraloma Avenue
Anaheim, California 92806

April 18, 2008

Dear Shareholders:

You are cordially invited to attend the 2008 annual meeting of shareholders of the Company to be held on Wednesday, May 28, 2008, at the principal office of the Company located at 3450 East Miraloma Avenue, Anaheim, California, 92806, beginning at 9:00 a.m. local time.

At this meeting, you are being asked to elect one director for a one-year term and four directors for a two-year term, and to ratify the appointment of Deloitte & Touche LLP as the Company’s independent registered public accounting firm for the fiscal year ending January 31, 2009. George R. Mrkonic is the nominee for election to the Board of Directors for a one-year term. Sally Frame Kasaks, Thomas M. Murnane, Peter Starrett, and Grace Nichols are the nominees for election to the Board of Directors for a two-year term. Each of the nominees is currently serving as a director of the Company.

The members of the Board and management look forward to personally greeting as many shareholders as possible at the meeting. However, whether or not you plan to attend personally, and regardless of the number of shares you own, it is important that your shares be represented.

Although you presently may plan to attend the annual meeting, please complete, sign, date and promptly return the enclosed proxy card. If you do attend the annual meeting and wish to vote in person, you may withdraw your proxy and do so at that time.

Sincerely,
Sally Frame Kasaks
Chief Executive Officer
Chairman of the Board

PACIFIC SUNWEAR OF CALIFORNIA, INC.
3450 East Miraloma Avenue
Anaheim, California 92806

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
To Be Held On May 28, 2008

The 2008 annual meeting of shareholders of Pacific Sunwear of California, Inc., a California corporation (the “Company”), will be held at the Company’s principal office located at 3450 East Miraloma Avenue, Anaheim, California, 92806, on Wednesday, May 28, 2008, at 9:00 a.m. local time, for the following purposes:

(1) To elect one member of the board of directors to serve for a one-year term and four members of the Board of Directors to serve for a two-year term, in each case until their successors are duly elected and qualified. The nominee for election as director to serve for a one-year term is George R. Mrkonic. The nominees for election as director to serve for a two-year term are: Sally Frame Kasaks, Thomas M. Murnane, Grace Nichols and Peter Starrett.

(2) To ratify the appointment of Deloitte & Touche LLP as the Company’s independent registered public accounting firm for the fiscal year ending January 31, 2009; and

(3) To transact such other business as may properly come before the annual meeting and at any adjournment thereof.

Shares represented by properly executed proxies will be voted in accordance with the specifications therein. If no specification is given, it is the intention of the Board of Directors that shares represented by properly executed proxies will be voted for the election of those directors named and for each of the proposals described in the attached proxy statement.

The Board of Directors has fixed the close of business on April 7, 2008 as the record date for determining shareholders entitled to notice of, and to vote at, the annual meeting and at any adjournment thereof.

By Order of the Board of Directors

Michael L. Henry
Senior Vice President, Chief Financial Officer
and Secretary

Anaheim, California
April 18, 2008

YOUR VOTE IS IMPORTANT

No matter how many shares you owned on the record date, please indicate your voting instructions on the enclosed proxy card. Date, sign and return it in the envelope provided, which is addressed for your convenience and needs no postage if mailed in the United States. In order to avoid the additional expense to the company of further solicitation, we ask your cooperation in promptly mailing in your proxy card.

PACIFIC SUNWEAR OF CALIFORNIA, INC.
3450 East Miraloma Avenue
Anaheim, California 92806

ANNUAL MEETING OF SHAREHOLDERS
To Be Held May 28, 2008

PROXY STATEMENT

The accompanying proxy is being solicited by the Board of Directors of Pacific Sunwear of California, Inc. (the “Company”) for use at the Company’s 2008 annual meeting of shareholders to be held on Wednesday, May 28, 2008, at 9:00 a.m. local time, at the Company’s principal office located at 3450 East Miraloma Avenue, Anaheim, California 92806, and at any and all adjournments thereof. This proxy statement and the accompanying proxy are being mailed to shareholders on or about April 18, 2008.

Important Notice Regarding the Availability of Proxy Materials for the Stockholder Meeting to Be Held on May 28, 2008. This proxy statement and the Company’s Annual Report on Form 10-K for the year ended February 2, 2008 are available electronically at www.pacsun.com/proxy.

QUESTIONS AND ANSWERS ABOUT THE MEETING

Q:	What is being voted on?

A:
(1) The election of one director to serve on the Company’s Board of Directors for a one-year term and the election of four directors to serve on the Company’s Board of Directors for a two-year term; and

(2) The ratification of the appointment of Deloitte & Touche LLP as the Company’s independent registered public accounting firm for the fiscal year ending January 31, 2009 (“fiscal 2008”).

We will also transact such other business as may properly come before the annual meeting and at any adjournment thereof.

Q:	How does the Board recommend I vote on these proposals?

A:	The Board of Directors recommends a vote FOR each of the nominees for director listed in this proxy statement, and FOR the ratification of the appointment of Deloitte & Touche LLP as the Company’s independent registered public accounting firm.

Q:	Who is entitled to vote?

A:	The record date for the annual meeting is April 7, 2008. Holders of record of the Company’s common stock as of the close of business on that date are entitled to vote at the annual meeting.

Q:	How can I vote my shares?

A:	If your shares are registered directly in your name, you are considered the “stockholder of record” with respect to those shares and the proxy materials and proxy card are being sent directly to you by the Company. As the stockholder of record, you may sign and date the enclosed proxy card and return it in the pre-paid envelope, or attend and vote at the annual meeting in person. If, like most shareholders, your shares are held by a broker as nominee (that is, in “street name”), the proxy materials are being forwarded to you by your broker together with a voting instruction card. You should follow the instructions included on that card in order to instruct the broker how to vote the shares. Because a beneficial owner is not the stockholder of record, you may not vote these shares in person at the meeting unless you obtain a “legal proxy” from the broker that holds your shares, giving you the right to vote the shares at the meeting. Even if you plan to attend the annual meeting, we recommend that you vote your shares in advance so that your vote will be counted if you later are unable to attend the annual meeting.

Q:	Can I revoke my proxy?

A:	Yes. Any shareholder of record has the power to revoke his or her proxy at any time before it is voted by delivering a written notice of revocation to the Secretary of the Company at the Company’s principal office, by delivering a proxy bearing a later date to the Secretary of the Company, or by attending the annual meeting and voting in person. However, your mere presence at the annual meeting, without voting in person, will not, by itself, revoke your proxy. For shares held in street name, you may revoke a proxy by submitting new voting instructions to the broker or, if you have obtained a legal proxy from the broker giving you the right to vote the shares at the annual meeting, by attending the meeting and voting in person.

Q:	How many shares can vote?

A:	As of the close of business on the record date of April 7, 2008, 70,958,073 shares of common stock of the Company were issued and outstanding. There is no other class of voting securities outstanding. Each share of common stock entitles its holder to one vote.

Q:	How is a quorum determined?

A:	A quorum refers to the number of shares that must be in attendance at a meeting to lawfully conduct business. The presence in person or by proxy of a majority of the shares of the Company’s common stock entitled to be voted will constitute a quorum. The election inspector will treat abstentions and shares referred to as “broker non-votes” (that is, shares held by brokers or nominees as to which instructions have not been received from the beneficial owners or persons entitled to vote and that the broker or nominee does not have discretionary power to vote on a particular matter) as shares that are present and entitled to vote for purposes of determining the presence of a quorum.

Q:	What vote is required to approve each proposal?

A:	Once a quorum has been established, directors are elected by a plurality of the votes cast by holders of shares entitled to vote on this matter at the annual meeting. This means that the individuals who receive the highest number of affirmative votes of shares entitled to be voted for them up to the number of directors to be elected by those shares are elected as directors.

Ratification of the appointment of the Company’s independent registered public accounting firm requires a vote that satisfies two criteria: (i) holders of a majority of the shares represented and voting at the annual meeting, either in person or by proxy, must vote in favor of the proposal, and (ii) shares voting affirmatively on the proposal must also constitute at least a majority of the shares required to constitute a quorum at the annual meeting.

If a broker has physically indicated on the proxy that it does not have discretionary authority to vote on any matter, those shares will be treated as not present and not voting on or entitled to vote with respect to that matter (even though those shares are considered entitled to vote for quorum purposes and may be entitled to vote on other matters).

Q:	What happens if a shareholder abstains?

A:	The election inspector will treat shares represented by proxies that reflect abstentions as shares that are present and entitled to vote for purposes of determining the presence of a quorum. Abstentions will have no effect in determining whether a director has been elected by a plurality of the votes cast. For purposes of Proposal 2 to ratify the appointment of the Company’s independent registered public accounting firm, abstentions will have no effect on the outcome of the proposal under clause (i) of the vote requirement described above, which recognizes only votes cast on the proposal. However, abstentions may have the effect of a vote “against” the proposal under clause (ii) of the vote requirement described above because abstentions are counted for purposes of determining the existence of a quorum.

Q:	How will shares be voted if a shareholder returns a blank proxy card?

A:	If a shareholder signs and sends in a proxy card and does not indicate how the shareholder wants to vote, the election inspector will count that proxy as a vote FOR each of the director nominees named in this proxy statement, and FOR the ratification of the appointment of Deloitte & Touche LLP as the Company’s independent registered public accounting firm.

Q:	How will voting on any other business be conducted?

A:	Although the Board of Directors does not know of any business to be considered at the annual meeting other than the proposals described in this proxy statement, if any other business comes before the annual meeting, a shareholder’s signed proxy card gives authority to the proxy holders to vote on those matters at their discretion.

Q:	How will the votes be counted?

A:	Votes cast by proxy or in person at the annual meeting will be counted by Computershare Trust Company, N. A., the Company’s appointed inspector of election for the meeting.

Q:	Who will bear the costs of this solicitation?

A:	The expense of soliciting proxies will be borne by the Company. Proxies will be solicited principally by mail, but directors, officers and regular employees of the Company may solicit proxies personally or by telephone or special letter without any additional compensation. The Company also will reimburse banks, brokerage houses and other custodians, nominees and fiduciaries for any reasonable expenses in forwarding proxy materials to beneficial owners. The Company may also engage a proxy solicitation company in connection with the annual meeting for a fee that is not expected to exceed $50,000 plus out-of-pocket expenses.

Q:	May I propose actions for consideration at next year’s annual meeting?

A:	Yes. Shareholders interested in submitting a proposal for inclusion in the proxy materials distributed by us for the 2009 annual meeting of shareholders may do so by following the procedures prescribed in Rule 14a-8 promulgated by the Securities and Exchange Commission (“SEC”). To be eligible for inclusion, shareholder proposals must be received no later than December 19, 2008 and must comply with SEC regulations under Rule 14a-8 regarding the inclusion of shareholder proposals in company-sponsored proxy materials. Proposals should be sent to the Company’s Corporate Secretary at 3450 E. Miraloma Avenue, Anaheim, California 92806. If you intend to present a proposal at our 2009 annual meeting, but you do not intend to have it included in our 2009 proxy statement, your proposal must be delivered to the Company’s Corporate Secretary no later than March 4, 2009. If a shareholder notifies us that it needs to present a proposal for consideration at our 2009 annual meeting after that date, we, acting through the persons named as proxies in the proxy materials for that meeting, may exercise discretionary voting authority with respect to the proposal.

PROPOSAL 1

ELECTION OF DIRECTORS

The Company’s Bylaws provide that the authorized number of directors of the Company shall not be less than five or more than nine until changed by amendment of the Articles of Incorporation or by a Bylaw duly adopted by approval of the outstanding shares. The exact number of directors shall be fixed by amendment of the Bylaws duly adopted either by the Board of Directors or the shareholders. The exact number of authorized directors as of the date of this proxy statement is eight.

The Company’s Bylaws provide that, in the event the number of directors is fixed with at least six but less than nine, the Board of Directors shall be divided into two classes, designated Class I and Class II. Each class shall consist, as nearly as possible, of one-half of the total number of directors constituting the entire Board of Directors.

At this year’s annual meeting, one Class I director will be elected to serve for a one-year term and until his successor shall have been duly elected and qualified. Four Class II directors will be elected to serve for a two-year term and until his or her successor shall have been duly elected and qualified. George R. Mrkonic, who was appointed by the Board of Directors to serve as a Class I director in November 2007, is the nominee for election to the Board of Directors for a one-year term. Sally Frame Kasaks, Thomas M. Murnane, Peter Starrett and Grace Nichols are the nominees for election to the Board of Directors for a two-year term. Although Mr. Mrkonic’s current term will not expire at the 2008 Annual Meeting, the Board of Directors has determined that it is advisable for the Company’s shareholders to be given an opportunity to vote on the appointment of Mr. Mrkonic to the Board of Directors.

Each of the nominees is currently serving as a director of the Company and, with the exception of Ms. Nichols and Mr. Mrkonic, each nominee was previously elected to the present term of office by the shareholders of the Company. Following the recommendation of a non-management director, the Nominating and Governance Committee of the Board of Directors recommended, and the Board of Directors approved, the appointment of Grace Nichols to the Board of Directors in August 2007 to serve as a Class II director for a term of office expiring at the Company’s annual meeting of shareholders in 2008. In addition, following the recommendation of a non-management director, the Nominating and Governance Committee of the Board of Directors recommended, and the Board of Directors approved, the appointment of George R. Mrkonic to the Board of Directors in November 2007 to serve as a Class I director for a term of office expiring at the Company’s annual meeting of shareholders in 2009.

The accompanying proxies solicited by the Board of Directors will be voted for the election of the five nominees named below, unless the proxy card is marked to withhold authority to vote.

The nominees for election as directors are:

Class	Nominee	Term

I	George R. Mrkonic	One-year term expiring at the 2009 annual meeting
II	Sally Frame Kasaks	Two-year term expiring at the 2010 annual meeting
II	Thomas M. Murnane	Two-year term expiring at the 2010 annual meeting
II	Peter Starrett	Two-year term expiring at the 2010 annual meeting
II	Grace Nichols	Two-year term expiring at the 2010 annual meeting

If any of the nominees should become unavailable for election to the Board of Directors, the persons named as proxy holders in the proxy or their substitutes may vote for a substitute to be designated by the Board of Directors. Alternatively, the Board of Directors may reduce the number of directors. The Board of Directors has no reason to believe that it will be necessary to designate a substitute nominee or reduce the number of directors.

For the purpose of electing directors, each shareholder is entitled to one vote per share for each of the five directors to be elected. The Class I director nominee receiving the highest number of votes will be elected and the four Class II director nominees receiving the highest number of votes will be elected. Shares present but not voting will be disregarded (except for quorum purposes) and votes cast against a candidate or votes withheld will have no legal effect. Any unmarked proxies, including those submitted by brokers or other record holders, will be voted as indicated in the accompanying proxy card. Cumulative voting will not apply.

THE BOARD OF DIRECTORS RECOMMENDS THAT SHAREHOLDERS VOTE “FOR” EACH OF THE NOMINEES FOR DIRECTOR.

Nominees and Continuing Directors

The following table provides information regarding each nominee for election to the Board of Directors as well as all other members of the Board of Directors. The ages shown are as of April 7, 2008. The Board of Directors has affirmatively determined that each of Messrs. Cummin, Goldstein, Jensen, Murnane, Starrett, Mrkonic and Ms. Nichols is an independent director as defined in the rules of The Nasdaq Stock Market (“NASDAQ”). Ms. Kasaks does not qualify as an independent director due to currently holding the role of Chief Executive Officer and Chairman of the Board of the Company. Mr. Weiss, who served on our Board of Directors until his resignation on August 2, 2007, was also an independent director as defined in NASDAQ rules.

		Director
Name (Age)	Business Experience and Directorships	Since

Pearson C. Cummin III (65)*	Managing Member, Grey Fox Associates, LLC, since December 2002. Previously, General Partner of Consumer Venture Partners, a venture capital investment firm, from January 1986 to December 2002. Director, chairman of the audit committee, and member of the compensation committee of The Boston Beer Company.	1988

Michael Goldstein (66)*	Director of The Bear Stearns Companies, Inc., 4 Kids Entertainment, Martha Stewart Omnimedia, and Medco Health Solutions. Previously, Chairman of the Board of Toys R Us, Inc. from February 1998 to June 2001, including acting Chief Executive Officer from August 1999 to January 2000. Prior to that, Vice Chairman of the Board and Chief Executive Officer from February 1994 to February 1998.	2004

Julius Jensen III (74)*	Managing General Partner of Copley Venture Partners, a venture capital investment firm, since 1985.	1988

Sally Frame Kasaks (63) ***	Appointed Chairman of the Board and Chief Executive Officer effective May 22, 2007. Interim Chief Executive Officer October 1, 2006 through May 22, 2007. Lead Director from March 2006 through September 2006. Retail business consultant since January 1997. Previously, Chairman and Chief Executive Officer of Ann Taylor Stores, Inc., a specialty apparel retailer, where she was employed from February 1992 to August 1996. President and Chief Executive Officer of Abercrombie and Fitch, which was a specialty apparel retailing division of The Limited, Inc., from February 1989 to February 1992. Chairman and Chief Executive Officer of The Talbots, Inc., which was a specialty apparel retailing division of General Mills Co., from November 1985 to September 1988. Director of The Children’s Place, Inc.	1997

Thomas M. Murnane (61) ***	Retired as Partner from PricewaterhouseCoopers, where he held various retail and strategic consulting positions, including service in the Management Horizons Division and PwC Consulting, from 1980 to 2002. Co-founder of ARC Business Advisors, a New York LLC involved in strategic consulting and business advisory services. Director, chairman of the governance committee, and member of one or more additional board committees of each of The Pantry, Inc. (lead director), Finlay Enterprises, Inc., and Captaris, Inc.	2003

		Director
Name (Age)	Business Experience and Directorships	Since

Peter Starrett (60) ***	Lead Director since October 1, 2006. Founder and President, Peter Starrett Associates, a retail consulting firm. Previously, President of Warner Bros. Studio Stores, a division of Time Warner. Prior to that, Mr. Starrett served in various senior management positions at Federated and May Department Stores. Director of Petco, Inc., and H. H. Gregg, Inc.	2003

Grace Nichols (61) ***	Ms. Nichols spent more than 20 years at Limited Brands, including 14 years as Chief Executive Officer of Victoria’s Secret Stores. Ms. Nichols retired from the CEO role in January 2007. Prior to joining Limited Brands, Ms. Nichols held various positions at The Broadway and Weinstocks, divisions of Carter, Hawley Hale Stores Inc. Director of New York and Company.	2007

George R. Mrkonic (55) **	Retired President and Vice Chairman of Borders Group, Inc., having previously served as Director from 1994 until 2004, Vice Chairman from December 1994 until January 2002 and President from December 1994 until January 1997. Director and member of several board committees of each of Autozone, Inc., Brinker International, Inc., and Nashua Corporation.	2007

*	Current Class I director serving until the 2009 annual meeting of shareholders and until his successor shall have been duly elected and qualified.

**	Nominee for election as a Class I director serving until the 2009 annual meeting of shareholders and until his or her successor shall have been duly elected and qualified.

***	Nominee for election as a Class II director serving until the 2010 annual meeting of shareholders and until his or her successor shall have been duly elected and qualified.

BOARD OF DIRECTORS AND COMMITTEES OF THE BOARD

Director Compensation

The following table presents information regarding all compensation paid to the Company’s non-employee directors for their services as a director during the Company’s fiscal year ended February 2, 2008 (“fiscal 2007”). Employee members of the Board of Directors are not paid any compensation or additional remuneration for their services to the Board.

	Fees
	Earned
	or Paid	Option
	in Cash	Awards	Total
Director Name	($)	($)(1)	($)

Pearson C. Cummin III	81,250	91,127	172,377
Michael Goldstein	86,250	94,190	180,440
Julius Jensen III	66,250	91,127	157,377
Thomas M. Murnane	71,250	93,576	164,826
Peter Starrett	106,250	93,576	199,826
Michael Weiss(2)	33,500	80,152	113,652
Grace Nichols(2)	40,750	6,414	47,164
George R. Mrkonic(2)	23,000	2,617	25,617

(1)	We granted each of our non-employee directors an award of 9,000 stock appreciation rights (“SARs”) during fiscal 2007. Each of these SAR awards for Messrs. Cummin, Goldstein, Jensen, Murnane and Weiss had a grant-date fair value of $57,529 and vests over a three-year period. The SAR awards for Ms. Nichols and Mr. Mrkonic had a grant-date fair value of $42,681 and $42,888, respectively, and vest over a three-year period. The amounts reported under “Option Awards” reflect the amounts recognized for financial statement reporting purposes during fiscal 2007 (disregarding any estimate of forfeitures related to service-based vesting conditions) related to all outstanding option awards (which term includes stock options and stock appreciation rights for purposes of this proxy statement), including those granted in prior years. For a discussion of the assumptions and methodologies used to calculate the amounts reported, please see Note 5 to the Consolidated Financial Statements on Form 10-K for the fiscal year ended February 2, 2008, which note is incorporated herein by reference. No stock awards (which terms include non-vested stock and non-vested stock units, but does not include stock options or stock appreciation rights, for purposes of this proxy statement) were granted to our non-employee directors during fiscal 2007.

(2)	Mr. Weiss resigned as a director of the Company effective August 2, 2007. Ms. Nichols and Mr. Mrkonic were appointed to our Board on August 21, 2007 and November 27, 2007, respectively.

The following table presents the number of outstanding and unexercised option awards (including SARs) held by each of our non-employee directors as of February 2, 2008. No non-employee director held any outstanding stock awards as of February 2, 2008.

Number of Shares
Subject to
Outstanding
Option Awards at
Non-Employee Director	February 2, 2008

Pearson C. Cummin III	125,438
Michael Goldstein	36,000
Julius Jensen III	44,156
Thomas M. Murnane	63,000
George R. Mrkonic	9,000
Grace Nichols	9,000
Peter Starrett	63,000
Michael Weiss(1)	0

(1)	As a result of Mr. Weiss’ resignation from the Board on August 2, 2007, Mr. Weiss forfeited all of the 27,000 shares subject to his then-outstanding options and SAR awards.

Compensation paid to our non-employee directors for their service on our Board during fiscal 2007 generally consisted of an annual retainer, fees for attending meetings, and an annual equity award.

Annual Retainer and Meeting Fees.  The following table sets forth the schedule of meeting fees and annual retainers for non-employee directors currently in effect:

Dollar
Type of Fee	Amount

Annual retainer to lead director, disbursed in five equal payments for each regularly scheduled Board meeting	$50,000
Annual board retainer other than to lead director, disbursed in five equal payments for each regularly scheduled Board meeting	$30,000
Additional annual retainer to audit committee chairman (excludes lead director), disbursed in same manner as Board member annual retainer	$10,000
Additional annual retainer to committee chairman other than audit committee chairman (excludes lead director), disbursed in same manner as Board member annual retainer	$5,000
Fee for each Board meeting attended in person	$3,000
Fee for each Board meeting attended telephonically and for each committee meeting attended in person or telephonically	$1,250

In addition, in April 2007 our Board approved a supplemental cash payment of $5,000 to be made to each of Messrs. Goldstein, Murnane, and Starrett in recognition of additional time and effort provided by those persons as directors with respect to transition matters in connection with Seth Johnson’s resignation as Chief Executive Officer on September 29, 2006.

All non-employee directors are also reimbursed for out-of-pocket expenses they incur in attending meetings of the Board.

Annual Equity Awards.  Under our non-employee director compensation policy, annual equity awards to our non-employee directors were historically granted in the form of stock options. Commencing in fiscal 2006, our non-employee directors are granted an annual award in the form of 9,000 stock-settled SARs (as opposed to stock options) under the Company’s 2005 Performance Incentive Plan on or about the date of our annual shareholder meeting. Ms. Nichols and Mr. Mrkonic were granted an award of 9,000 stock-settled SARs on August 21, 2007 and November 27, 2007, respectively, which are the dates on which they were appointed to the Board of Directors.

Upon exercise of a SAR, the holder of the award will be entitled to a number of shares of the Company’s common stock equal to (i) the number of SARs exercised, multiplied by (ii) the positive difference (if any) between the fair market value of a share of our common stock at the time of exercise less the base price of the SAR, divided by (iii) the fair market value of a share of our common stock at the time of exercise. Stock options and SARs are similar in that the value realized upon exercise of the award is based on the appreciation in the value of a share of our common stock above the base price of the SAR or the exercise price of the option. However, unlike a stock option where the holder of the option must pay the exercise price of the option in order to acquire the stated number of shares, the holder of a SAR does not have to pay anything to exercise the SAR — the holder simply receives the benefit equal to the amount by which the fair market value of our common stock on the exercise date exceeds the base price of the SAR.

Each SAR award to our non-employee directors was granted with a per-share base price equal to the fair market value of a share of our common stock on the grant date. For these purposes, and in accordance with the terms of the 2005 Performance Incentive Plan and the Company’s equity award grant practices, the fair market value is equal to the closing price of a share of our common stock on the grant date.

Subject to each non-employee director’s continued service as a director, each SAR award vests as to one-third of the total number of SARs subject to the award on each of the first, second and third anniversaries of the grant date (or, in each case if earlier, the date of the regularly scheduled meeting of shareholders that occurs in the year in which such vesting date would otherwise fall). Pursuant to the terms of the 2005 Performance Incentive Plan, SARs granted to our non-employee directors will vest on an accelerated basis in connection with a change in control of the Company, unless otherwise provided by the Board of Directors in circumstances where the Board has made a provision for the assumption or other continuation of the awards. Once vested, SARs will generally remain exercisable until their normal expiration date. However, vested SARs may terminate earlier in connection with a change in control transaction. In addition, unvested SARs will immediately terminate upon a termination of a non-employee director’s services as a director. The non-employee director will generally have three months to exercise vested SARs following a termination of his or her services as a director. This period is extended to twelve months if the termination is on account of the non-employee director’s death or total disability. SARs granted to non-employee directors do not include any dividend rights.

Each non-employee director’s SARs were granted under, and are subject to the terms of, the 2005 Performance Incentive Plan. The Board of Directors administers the plan as to non-employee director awards and has the ability to interpret and make all required determinations under the plan, subject to plan limits. This authority includes making required proportionate adjustments to outstanding awards to reflect any impact resulting from various corporate events such as reorganizations, mergers and stock splits.

Director Stock Ownership Guidelines

The Board of Directors of the Company has concluded that it is in the best interests of the Company for each non-employee director to directly own shares of common stock in the Company. The Board has established an ownership goal in the Company’s common stock for each non-employee director of a total market value equal to five times the annual cash retainer paid to the director for his or her services on the Board (that is, the ownership goal currently equals $250,000 for the lead director and $150,000 for all other directors). This ownership goal must be attained by November 2010 for all current directors with the exception of Ms. Nichols and Mr. Mrkonic, who must attain this ownership goal in 2012 upon the five-year anniversary of their respective appointment date to the Board of Directors. Any future new directors must attain this ownership goal within five years of appointment or election to the Board. The Board of Directors may modify these guidelines at any time.

Committees of the Board of Directors

The Board of Directors has standing Audit, Compensation, and Nominating and Governance Committees. All members of each of the Board committees satisfy the independence requirements of the NASDAQ and applicable law (including, in the case of members of the Audit Committee, Rule 10A-3 promulgated under the Securities

Exchange Act of 1934). The members of the Board of Directors on the date of this proxy statement, and the committees of the Board on which they serve, are as follows:

Nominating and
		Compensation	Governance
Director	Audit Committee	Committee	Committee

Sally Frame Kasaks,
Chairman of the Board and Chief Executive Officer
Peter Starrett, Lead Director		X	XX
Michael Goldstein	XX
Julius (Reb) Jensen III	X
Pete Cummin III		XX	X
Thomas Murnane	X
Grace Nichols		X	X
George R. Mrkonic	X

X = Member

XX = Chair

Audit Committee.  The primary responsibility of the Audit Committee is to confirm the independence of the Company’s independent registered public accounting firm, review the scope of audit and non-audit assignments, and assess the adequacy of internal controls. The Audit Committee meets with management and the Company’s independent registered public accounting firm. The Audit Committee Charter, which was most recently reviewed by the Audit Committee in January 2008, sets forth the authority and responsibilities of the Audit Committee and is available on the Company’s website at www.pacsun.com by clicking on “Investor Relations” at the bottom of the page and then on “Committee Composition” and “Audit Committee” under the “Corporate Governance” heading. The Audit Committee Charter requires that the Audit Committee consist of three or more board members who satisfy the independence requirements of the NASDAQ and applicable law. The Board of Directors has affirmatively determined that each of the members of the Audit Committee meets these independence requirements. The Board of Directors has also determined that Mr. Goldstein, the chairperson of the Audit Committee, and Messrs. Jensen and Mrkonic have accounting and related financial management expertise within the meaning of the listing standards of the NASDAQ and that each of them qualifies as an “audit committee financial expert” within the meaning of SEC regulations. The Audit Committee met nine times during fiscal 2007.

Compensation Committee.  The primary responsibility of the Compensation Committee is to establish and govern the compensation and benefit practices of the Company, which includes developing general compensation policies, reviewing and approving compensation of the executive officers of the Company, and overseeing all of the Company’s employee benefit plans, including the Company’s 1992 Stock Award Plan, the Company’s 1999 Stock Award Plan and the 2005 Performance Incentive Plan (together, the “Stock Award Plans”), the Pacific Sunwear of California, Inc. Executive Deferred Compensation Plan (the “Executive Deferred Compensation Plan”) and the Pacific Sunwear of California Inc., Executive Severance Plan (the “Executive Severance Plan”). The Compensation Committee Charter, which was most recently reviewed by the Compensation Committee in January 2008, is available on the Company’s website at www.pacsun.com by clicking on “Investor Relations” at the bottom of the page and then on “Committee Composition” and “Compensation Committee” under the “Corporate Governance” heading. The Compensation Committee Charter requires that the Compensation Committee consist of no fewer than three board members who satisfy the independence requirements of the NASDAQ and applicable law. At all times during fiscal 2007, the Compensation Committee consisted of at least three board members, each of whom the Board of Directors has affirmatively determined meets these independence requirements. The Compensation Committee met ten times and took action by written consent three times during fiscal 2007.

Pursuant to its Charter, the Compensation Committee’s responsibilities include the following:

•	review, evaluate and make recommendations to the full Board with respect to management’s proposals regarding the Company’s overall compensation policies;

•	review and approve goals and objectives relevant to the Chief Executive Officer’s compensation, evaluate the Chief Executive Officer’s performance in light of those goals and objectives, and set the Chief Executive Officer’s compensation level based on this evaluation;

•	consider and approve the selection, retention and remuneration arrangements for other executive officers and establish, review and approve compensation plans in which any executive officer is eligible to participate;

•	make recommendations to the Board with respect to the Company’s incentive and equity-based compensation plans;

•	review the Company’s health and welfare and other benefit plans and the level of benefits offered to the Company’s employees in light of the Company’s plans, objectives, needs and competitive position;

•	set the compensation for the Board and committee members;

•	monitor and make recommendations with respect to succession planning for the Chief Executive Officer and other officers;

•	produce an annual report on executive compensation for inclusion in the Company’s proxy statement;

•	review and reassess the adequacy of the Charter annually and recommend any proposed changes to the Board for approval;

•	annually review the Compensation Committee’s own performance; and

•	make recommendations and report to the Board and other Board committees with respect to compensation policies of the Company or any of the foregoing matters.

The Compensation Committee retains the power to appoint subcommittees, but no subcommittee will have any final decision-making authority on behalf of the Compensation Committee or the Board. Except as described below, our executive officers, including the Named Officers (as defined under the heading “Compensation Discussion and Analysis” below), do not currently have any role in determining or recommending the form or amount of compensation paid to our Named Officers and our other senior executive officers. However, our Chief Executive Officer recommends to the Compensation Committee salary, annual bonus and long-term compensation levels for less senior officers, including the other Named Officers, in accordance with the Compensation Committee Charter.

Pursuant to its Charter, the Compensation Committee is authorized to retain and terminate any compensation consultant engaged to assist in the evaluation of the compensation of our senior executive officers (including the Named Officers). The Compensation Committee retained Hewitt Associates (“Hewitt”) as an independent compensation consultant to assist it in determining the compensation levels for our senior executive officers for fiscal 2007. The mandate of the consultant is to work for the Compensation Committee in its review of executive and director compensation practices, including the competitiveness of pay levels, executive compensation design issues, market trends, and technical considerations. The Compensation Committee retains the sole authority to hire and terminate its consultant.

Nominating and Governance Committee.  The Nominating and Governance Committee reviews the Company’s corporate governance policies and practices against those suggested by various groups or authorities active in corporate governance and practices of other companies, as well as the requirements of the Sarbanes-Oxley Act of 2002, the rules of the Securities and Exchange Commission, and the listing standards of the NASDAQ. The Committee also recommends qualified candidates as directors of the Company, including the slate of directors, which the Board proposes for election by shareholders at the Company’s annual meetings of shareholders. The Nominating and Governance Committee Charter, which was most recently reviewed by the Nominating and Governance Committee in January 2008, is available on the Company’s website at www.pacsun.com by clicking on “Investor Relations” at the bottom of the page and then on “Committee Composition” and “Nominating and Governance Committee” under the “Corporate Governance” heading. The Nominating and Governance Committee Charter requires that the Nominating and Governance Committee consist of no fewer than three board members who satisfy the independence requirements of the NASDAQ and applicable law. The Board of Directors has affirmatively determined that each of the members of the Nominating and Governance Committee meets these independence requirements. The Nominating and Governance Committee considered and recommended the five nominees presented for election as directors at the annual meeting. The Nominating and Governance Committee met seven times during fiscal 2007.

Criteria the Nominating and Governance Committee uses in connection with evaluating and selecting new directors include factors relating to whether the director candidate would meet the definition of independence required by the NASDAQ. While the Nominating and Governance Committee does not have any specific, minimum qualifications for Board nominees, in considering possible candidates for election as a director, the Committee is guided by the following principles: (a) each director should be an individual of high character and integrity; (b) each director should be accomplished in his or her respective field, with superior credentials and recognition; (c) each director should have relevant expertise and experience, and be able to offer advice and guidance to management based on that expertise and experience; (d) each director should have sufficient time available to devote to the Company’s affairs; (e) each director should represent the long-term interests of the Company’s shareholders as a whole; and (f) directors should be selected such that the Board represents a diversity of background and experience. Qualified candidates for membership on the Board of Directors will be considered without regard to race, color, religion, gender, ancestry, national origin or disability. The Nominating and Governance Committee will review the qualifications and backgrounds of directors and nominees (without regard to whether a nominee has been recommended by a shareholder), as well as the overall composition of the Board, and recommend the slate of directors to be nominated for election at the next annual meeting of shareholders. The Nominating and Governance Committee does not currently employ or pay a fee to any third party to identify or evaluate, or assist in identifying or evaluating, potential director nominees.

The Nominating and Governance Committee will consider written proposals from shareholders for nominees to the Board of Directors. Nominations should be submitted to the Nominating and Governance Committee, c/o the Corporate Secretary, and should include the following: (a) a brief biographical description of the proposed nominee (including his or her occupation for at least the last five years), and a statement of his or her qualifications, taking into account the principles used by the Committee in evaluating possible candidates, as described above; (b) the name(s) and address(es) of the shareholder(s) making the nomination and the number of shares of the Company’s common stock owned by such shareholders(s); (c) a statement detailing any relationship between the proposed nominee and any customer, supplier or competitor of the Company; (d) detailed information about any relationship or understanding between the nominating stockholder(s) and the proposed nominee; and (e) the proposed nominee’s written consent to being named in the proxy statement as a nominee and to serving on the Board of Directors, if elected. Nominees recommended by shareholders in accordance with these procedures will receive the same consideration given to nominees of management, the Board of Directors and the Nominating and Governance Committee.

Attendance at Board and Committee Meetings

During fiscal 2007, the Board of Directors met fourteen times. No director attended fewer than 75% of the aggregate number of meetings held by the Board of Directors and the Committees of the Board of Directors on which such director served during the period on which he or she served in fiscal 2007. The Company strongly encourages its directors to attend its annual meetings of shareholders. All of the Company’s directors attended the 2007 annual meeting of shareholders.

PROPOSAL 2

RATIFICATION OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Deloitte & Touche LLP was the Company’s independent registered public accounting firm for fiscal 2007 and has reported on the Company’s consolidated financial statements included in the annual report that accompanies this proxy statement. The Audit Committee appoints the independent registered public accounting firm. The Audit Committee has reappointed Deloitte & Touche LLP as the Company’s independent registered public accounting firm for fiscal 2008. In the event that the shareholders do not ratify the appointment of Deloitte & Touche LLP as the independent registered public accounting firm, the Audit Committee will reconsider the selection of the independent registered public accounting firm. A representative of Deloitte & Touche LLP will be present at the annual meeting, will have an opportunity to make a statement, and will be available to respond to appropriate questions.

FEES PAID TO INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Company was billed an aggregate of $802,000 and $861,000 by Deloitte & Touche LLP for professional services in fiscal 2006 and fiscal 2007, respectively. The table below sets forth the components of this aggregate amount.

	Amount Billed
Description of Professional Service	2006	2007

Audit Fees — professional services rendered for the audit of the Company’s annual financial statements included in the Company’s Forms 10-K, the reviews of the quarterly financial statements included in the Company’s Forms 10-Q, and Sarbanes-Oxley testing	$738,000	$760,000
Audit-related Fees — assurance and related services by Deloitte that are reasonably related to the performance of the audit or review of the Company’s financial statements — includes 401(k) plan audit and SEC comment letter review (2006)	25,000	21,000
Tax Fees — professional services rendered for tax compliance, tax consulting and tax planning — includes reviews of federal and state income tax returns and miscellaneous tax consulting	39,000	80,000
All Other Fees — None	0	0
Total Fees	$802,000	$861,000

Audit Committee Pre-Approval Policies and Procedures.  The Charter for the Audit Committee of our Board of Directors establishes procedures for the Audit Committee to follow to pre-approve auditing services and non-auditing services to be performed by our independent registered public accounting firm. Such pre-approval can be given as part of the Audit Committee’s approval of the scope of the engagement of the independent registered public accounting firm or on an individual basis. The pre-approval of non-auditing services can be delegated by the Audit Committee to one or more of its members, but the decision must be presented to the full Audit Committee at the next scheduled meeting. The charter prohibits the Company from retaining its independent registered public accounting firm to perform specified non-audit functions, including bookkeeping; financial information systems design and implementation; appraisal or valuation services; fairness opinions or contribution-in-kind reports; actuarial services; and internal audit outsourcing services. The Audit Committee pre-approved all of the non-audit services provided by our independent registered public accounting firm in fiscal 2007 and 2006.

THE FOLLOWING REPORT OF THE AUDIT COMMITTEE SHALL NOT BE DEEMED TO BE SOLICITING MATERIAL OR TO BE FILED WITH THE SECURITIES AND EXCHANGE COMMISSION UNDER THE SECURITIES ACT OF 1933 OR THE SECURITIES EXCHANGE ACT OF 1934 OR INCORPORATED BY REFERENCE IN ANY DOCUMENT SO FILED.

REPORT OF THE AUDIT COMMITTEE

To: The Board of Directors

As members of the Audit Committee, we are responsible for oversight of all aspects of the Company’s financial reporting, internal control and audit functions. We carry out those responsibilities in accordance with the guidelines set forth in our Audit Committee Charter, which was most recently reviewed by the Audit Committee in January 2008.

Management is responsible for the financial reporting process, the preparation of consolidated financial statements in accordance with accounting principles generally accepted in the United States of America, and the system of internal controls and procedures designed to ensure compliance with accounting standards and applicable laws and regulations. The Company’s independent auditors are responsible for auditing the Company’s financial statements. Our responsibility is to monitor and review these processes and procedures. We are not professionally engaged in the practice of accounting or auditing. We rely, without independent verification, on the information provided to us and on the representations made by management and the independent auditors that the financial statements have been prepared in conformity with accounting principles generally accepted in the United States of America.

During fiscal 2007, we met and held discussions with management and the independent registered public accounting firm, Deloitte & Touche LLP. The meetings were conducted so as to encourage communication among the members of the Audit Committee, management and the independent registered public accounting firm. We have reviewed and discussed the Company’s financial statements and system of internal controls and procedures with management, and discussed with Deloitte & Touche LLP those matters required to be discussed by Statement on Auditing Standards No. 61, as amended. In addition, we have received the written disclosures and the letter from Deloitte & Touche LLP that are required by Independence Standards Board Standard No. 1, and have discussed with Deloitte & Touche LLP that firm’s independence.

During the course of fiscal 2007, management completed the documentation, testing and evaluation of the Company’s system of internal control over financial reporting in response to the requirements set forth in Section 404 of the Sarbanes-Oxley Act of 2002 and related regulations. We received periodic updates concerning the system of internal controls from management and the independent registered public accounting firm at regularly scheduled Audit Committee meetings. At the conclusion of the process, management provided us with, and we reviewed, a report on the effectiveness of the Company’s internal control over financial reporting. We also reviewed the report of management contained in the Company’s Annual Report on Form 10-K for the year ended February 2, 2008, as well as Deloitte & Touche LLP’s Report of Independent Registered Public Accounting Firm included in the Company’s Annual Report on Form 10-K related to its audit of (i) the consolidated financial statements and financial statement schedule, (ii) the effectiveness of the Company’s internal control over financial reporting.

In reliance on the reviews and discussions noted above, and subject to the limitations on our role and responsibility described above and in the Audit Committee Charter, we recommended to the Board of Directors that the audited financial statements be included in the Company’s Annual Report on Form 10-K for the year ended February 2, 2008 for filing with the Securities and Exchange Commission. We also appointed Deloitte & Touche LLP as the Company’s independent registered public accounting firm for fiscal 2008.

March 26, 2008

AUDIT COMMITTEE
Michael Goldstein, Chairman
Julius Jensen III
Thomas M. Murnane
George R. Mrkonic

Vote Required; Recommendation of the Board

The Company’s Board of Directors and Audit Committee believe that the ratification of the appointment of Deloitte & Touche LLP as the Company’s independent registered public accounting firm for fiscal 2008 is in the best interests of the Company.

Approval of the ratification of the independent registered public accounting firm requires a vote that satisfies two criteria: (i) holders of a majority of the shares represented and voting at the annual meeting, either in person or by proxy, must vote in favor of the proposal, and (ii) shares voting affirmatively on the proposal must also constitute at least a majority of the shares required to constitute a quorum at the annual meeting. Abstentions will have no effect on the outcome of the proposal under clause (i) above, which recognizes only votes cast on the proposal. However, abstentions may have the effect of a vote “against” the proposal under clause (ii) above because abstentions are counted for purposes of determining the existence of a quorum.

THE BOARD OF DIRECTORS RECOMMENDS THAT SHAREHOLDERS VOTE “FOR” THE RATIFICATION OF THE APPOINTMENT OF DELOITTE & TOUCHE LLP AS THE COMPANY’S INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR FISCAL 2008.

Proxies solicited by the Company’s Board of Directors will be so voted unless shareholders specify otherwise in their proxies.

EXECUTIVE OFFICERS

The following is a list of the Company’s executive officers as of April 7, 2008, followed by their biographical information (other than for Ms. Kasaks, whose biographical information appears under “Election of Directors — Nominees”):

Executive Officer	Age	Title

Sally Frame Kasaks	62	Chief Executive Officer and Chairman of the Board
Michael L. Henry	37	Senior Vice President, Chief Financial Officer and Secretary
Thomas M. Kennedy	45	Division President, PacSun

Michael L. Henry, who joined the Company in September 2000, was appointed Senior Vice President, Chief Financial Officer and Secretary of the Company in January 2008. In this position, he has responsibility for all aspects of the Company’s financial planning and reporting, treasury, tax and investor relations functions. Prior to that, he served as Interim Chief Financial Officer from November 2007 to January 2008, Vice President, Controller from February 2006 to November 2007, and Controller from September 2000 to February 2006. Prior to joining the Company, he served Deloitte & Touche LLP for six years in their business assurance and advisory services function. Mr. Henry is a certified public accountant.

Thomas M. Kennedy, who joined the Company in May 2004, is the Company’s Division President of PacSun. In this position, he has responsibility for all merchandising, design and marketing of the PacSun division. Mr. Kennedy has more than 20 years experience in the retail and apparel industries. Prior to joining the Company, Mr. Kennedy was employed for three years as Vice President of Global Lifestyle Apparel at Nike, Inc. Prior to that, Mr. Kennedy spent eight years at The Gap, Inc. in various merchandising positions in roles of increased responsibility within both Gap and Old Navy, including Buyer, Merchandise Manager, Divisional Merchandise Manager, and Vice President of Men’s Apparel.

SECURITY OWNERSHIP OF PRINCIPAL SHAREHOLDERS AND MANAGEMENT

The following table sets forth information as of April 7, 2008 (except where another date is indicated) with respect to the beneficial ownership of the Company’s common stock by each person who is known by the Company to beneficially own more than 5% of the Company’s common stock, each director of the Company, each nominee for election to the Board of Directors, each executive officer named in the Summary Compensation Table set forth under “Executive Compensation and Other Information,” and by all directors and executive officers as a group. Except as otherwise indicated and subject to applicable community property laws, the persons named in the table have sole voting and investment power with respect to all shares of common stock beneficially owned with the exception of 308,553 shares owned by Mr. Jensen that have been pledged as collateral for a loan.

	Amount in	Percentage
	Shares of	of Total
	Beneficial	Shares
Name and Address of Beneficial Owner	Ownership	Outstanding

Adage Capital Partners, LP and related parties(1)	9,150,053	12.9%
200 Clarendon Street, 52nd Floor
Boston, MA 02116
Snow Capital Management, L.P.(2)	6,432,596	9.1%
2100 Georgetowne Drive, Suite 400
Sewickley, PA 15143
Lazard Asset Management LLC(3)	5,414,107	7.6%
30 Rockefeller Plaza
New York, NY 10112
FMR Corp. and related parties(4)	3,292,887	4.6%
82 Devonshire Street
Boston, MA 02109
Directors and named executive officers of the Company:
Julius Jensen III(5)	408,223	*
Pearson C. Cummin III(6)	334,459	*
Thomas M. Kennedy(7)	250,508	*
Sally Frame Kasaks(8)	249,272	*
Michael L. Henry(9)	67,803	*
Peter Starrett(10)	65,500	*
Thomas M. Murnane(10)	42,500	*
Lou Ann Bett(11)	33,333	*
Michael Goldstein(12)	32,000	*
George R. Mrkonic	15,000	*
Grace Nichols	0	*
Gerald Chaney	0	*
Wendy Burden	0	*
All directors and executive officers as a group (9 persons)(13)	1,465,265	2.0%

*	Less than one percent.

(1)	Share ownership for Adage Capital Partners, LP and related parties is given as of January 9, 2008, and was obtained from a Form 4, dated January 11, 2008, filed with the Securities and Exchange Commission. Adage Capital Partners, LP and related parties have shared voting and dispositive power with respect to 9,150,053 shares. For the purposes of the reporting requirements of the Securities Exchange Act of 1934, Adage Capital Partners GP, LLC, Adage Capital Advisors, LLC, Robert Atchinson and Phillip Gross are also deemed to be beneficial owners of such securities.

(2)	Share ownership for Snow Capital Management, L.P. (“Snow”) is given as of December 31, 2007, and was obtained from a Schedule 13G/A, dated January 22, 2008, filed with the Securities and Exchange

Commission. Snow has sole voting power with respect to 6,372,311 shares and sole dispositive power with respect to 6,432,596 shares.

(3)	Share ownership for Lazard Asset Management LLC (“Lazard”) is given as of December 31, 2007, and was obtained from a Schedule 13G/A, dated January 31, 2008, filed with the Securities and Exchange Commission. Lazard has sole voting power with respect to 5,251,714 shares and sole dispositive power with respect to 5,414,107 shares.

(4)	Share ownership for FMR Corp. and related parties is given as of December 31, 2007, and was obtained from a Schedule 13G/A, dated January 9, 2008, filed with the Securities and Exchange Commission. FMR Corp. and related parties have sole voting power with respect to 300,000 shares and sole dispositive power with respect to 3,292,887 shares. For the purposes of the reporting requirements of the Securities Exchange Act of 1934, Fidelity Management & Research Company, Fidelity Low Priced Stock Fund, Edward C. Johnson 3d and members of the Edward C. Johnson 3d family, Pyramis Global Advisors, LLC, and Pyramis Global Advisors Trust Company are also deemed to be beneficial owners of such securities.

(5)	Includes 35,156 shares of common stock that may be acquired upon exercise of stock options that are presently exercisable or will become exercisable within 60 days of April 7, 2008. Includes 308,553 shares that are pledged as collateral for a loan.

(6)	Includes 116,438 shares of common stock that may be acquired upon exercise of stock options that are presently exercisable or will become exercisable within 60 days of April 7, 2008.

(7)	Includes 178,125 shares of common stock that may be acquired upon exercise of stock options that are presently exercisable or will become exercisable within 60 days of April 7, 2008.

(8)	Includes 184,272 shares of common stock that may be acquired upon exercise of stock options that are presently exercisable or will become exercisable within 60 days of April 7, 2008. Excludes 100,000 shares that are issuable upon the vesting of restricted stock units that have neither voting nor dispositive power.

(9)	Includes 47,150 shares of common stock that may be acquired upon exercise of stock options that are presently exercisable or will become exercisable within 60 days of April 7, 2008.

(10)	Includes 40,500 shares of common stock that may be acquired upon exercise of stock options that are presently exercisable or will become exercisable within 60 days of April 7, 2008.

(11)	Consists of 33,333 shares of common stock that may be acquired upon exercise of stock options that are presently exercisable or will become exercisable within 60 days of April 7, 2008.

(12)	Includes 27,000 shares of common stock that may be acquired upon exercise of stock options that are presently exercisable or will become exercisable within 60 days of April 7, 2008.

(13)	Includes 669,141 shares of common stock that may be acquired upon exercise of stock options that are presently exercisable or will become exercisable within 60 days of April 7, 2008.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

To the Company’s knowledge, based solely on its review of copies of reports furnished to the Company and written representations that no other reports were required, all Section 16(a) filing requirements applicable to its executive officers, directors and greater than ten percent beneficial owners were timely satisfied during fiscal 2007, other than one Form 4 for Tom Kennedy that was inadvertently not filed on a timely basis to disclose an award of non-vested shares of the Company’s common stock.

EXECUTIVE COMPENSATION AND RELATED MATTERS

COMPENSATION DISCUSSION AND ANALYSIS

This section contains a discussion of the material elements of compensation awarded to, earned by or paid to the Company’s principal executive officer, each individual that served as the Company’s principal financial officer at any time during fiscal 2007, each individual who was one of the Company’s two other most highly compensated executive officers for fiscal 2007 and the Company’s former Chief Operating Officer. These individuals are referred to as the “Named Officers” in this Proxy Statement.

The Role of the Compensation Committee

The Company’s current executive compensation programs are determined and approved by the Compensation Committee of the Board of Directors. None of the Named Officers are members of the Compensation Committee. The Company’s Chief Executive Officer recommends to the Compensation Committee the base salary, annual bonus and equity award levels for other Named Officers. The Compensation Committee then considers these recommendations and approves changes to the Named Officers’ compensation in its discretion. None of the other Named Officers had any role in determining the compensation of other Named Officers. The Compensation Committee alone determines pay levels for the Chief Executive Officer of the Company. The Compensation Committee has retained the services of an external consultant, Hewitt Associates, as an independent advisor. The independent advisor consulted with the Committee on several occasions throughout the course of the year.

Executive Compensation Program Objectives and Overview

The Company’s current executive compensation programs are intended to achieve three fundamental objectives: (1) attract, retain and motivate qualified executives; (2) hold executives accountable for performance; and (3) align executives’ interests with the interests of our shareholders.

As described in more detail below, the material elements of our current executive compensation program for Named Officers include a base salary, an annual bonus opportunity, perquisites, a long-term equity incentive opportunity, retirement benefits, the ability to receive compensation on a deferred basis (with matching contributions and investment earnings), and severance protection for certain actual or constructive terminations of the Named Officers’ employment.

We believe that each element of our executive compensation program helps us to achieve one or more of our compensation objectives. The table below lists each material element of our executive compensation program and the compensation objective or objectives that it is designed to achieve.

Compensation Element	Compensation Objectives Designed to be Achieved

Base Salary	• Attract, retain and motivate qualified executives
Annual Bonus Opportunity	• Hold executives accountable for annual objectives as approved by the Committee
• Align executives’ interests with those of shareholders
• Attract, retain and motivate qualified executives
Long-Term Equity Incentives	• Align executives’ interests with those of shareholders
• Hold executives accountable for sustained, multi-year performance
• Attract, retain and motivate qualified executives
Retirement Benefits	• Attract, retain and motivate qualified executives
• Provide capital accumulation opportunities and security
Deferred Compensation Opportunities	• Attract, retain and motivate qualified executives
• Provide flexibility in timing of income recognition; we do not offer preferential earnings rates on our deferrals
Severance and Other Benefits Upon	• Attract, retain and motivate qualified executives
Termination of Employment	• Provide transition benefits upon a qualifying job loss
Perquisites and Personal Benefits	• Attract, retain and motivate qualified executives

As illustrated in the table above, each of our compensation elements, with the exception of annual bonus opportunities and long-term equity incentives, are primarily intended to attract, retain and motivate qualified executives. These are the elements of our current executive compensation program where the value of the benefit in any given year is generally not variable. Some of the elements, such as base salaries and perquisites and personal benefits, are generally paid out on a short-term or current basis. The other elements are generally paid out on a longer-term basis, such as upon retirement or other termination of employment. We believe that this mix of longer-term and short-term elements allows us to achieve our dual goals of attracting and retaining executives (with the longer-term benefits geared toward retention and the short-term awards focused on recruitment).

Our annual bonus opportunity is primarily intended to hold executives accountable for the annual performance objectives that are emphasized in a given year. Our long-term equity incentives are primarily intended to align Named Officers’ interests with those of our shareholders by emphasizing multi-year shareholder value creation.

When the components of our executive compensation programs are combined, they create a total compensation package that supports our compensation objectives.

Market Compensation Data

In determining the level of compensation to be paid to Named Officers, we do not generally factor in amounts realized from prior compensation paid to Named Officers or conduct any formal survey of the compensation paid by other public retailing companies. We do, however, review publicly available compensation information of other public retailing companies from time to time. In addition, as indicated above, we have retained Hewitt as our independent compensation consultants to evaluate and make recommendations regarding the Company’s executive compensation programs. In 2007, Hewitt provided the Committee with compensation data in order to determine the appropriate compensation level for Sally Frame Kasaks in connection with her appointment as Chief Executive Officer. In 2006, Hewitt provided the Committee with compensation data from its retail industry survey, which is comprised of 46 companies with a median revenue size of $5.5 billion. The Committee felt that this data represented a good approximation of the Company’s labor market for top executive talent in the retail industry. In addition, Hewitt summarized publicly filed pay data from a customized peer group consisting of the following companies: Abercrombie & Fitch Co., Aeropostale Inc., American Eagle Outfitters Inc., Ann Taylor Stores Corp., The Buckle Inc., Chico’s FAS Inc., Children’s Place Retail Stores Inc., Claire’s Stores Inc., Hot Topic Inc., The Talbots Inc., Urban Outfitters Inc., and Wet Seal Inc. While the Compensation Committee reviews this competitive compensation data in making its compensation decisions, it does not base its decisions on this information alone and specifically does not set compensation levels to any specific level relative to these other companies. The Compensation Committee believes that its compensation decisions should be based primarily on the performance of Pacific Sunwear and the individual executive officers. In making its compensation decisions, the Compensation Committee also considers each Named Officer’s responsibility for the overall operations of the Company. Thus, the compensation levels for Ms. Kasaks are higher than they are for the other Named Officers reflecting her responsibility as Chief Executive Officer for the overall operations of the Company.

Current Executive Compensation Program Elements

Base Salaries.  Each of our Named Officers (other than Named Officers no longer employed by the Company) is a party to an employment agreement or offer letter that provides for a fixed base salary, subject to annual review by the Company. The Compensation Committee generally reviews the base salary of each Named Officer in or around March of each fiscal year and makes adjustments to those salaries in its discretion. In determining the appropriate base salary for each Named Officer, the Committee considers the length of the Named Officer’s employment and makes a subjective evaluation of past performance and expected future contributions. Based on our review, we determined that the appropriate base salary for each Named Officer for fiscal 2007 was the amount reported for such officer in the “Salary” column of the “Summary Compensation Table — Fiscal 2006 and Fiscal 2007” below. During fiscal 2007, the Named Officers (other than Mr. Henry) were awarded salary increases of approximately 3.2% of base salary based on the factors cited above. Mr. Henry was awarded a salary increase of approximately 20% in connection with his promotion to Chief Financial Officer.

Annual Bonuses.  As indicated above, each of our Named Officers (other than Named Officers no longer employed by the Company) is a party to an employment agreement or offer letter that provides for an annual bonus opportunity with a specified target and maximum value. Each of our Named Officer’s bonus opportunity for fiscal

2007 was structured under the 2005 Performance Incentive Plan, and in the case of our Chief Executive Officer, under her employment agreement. As mentioned above, two of our key compensation objectives are that (i) compensation should hold executives accountable for performance; and (ii) compensation should align executives’ interests with those of stockholders. Consistent with these principles, each Named Officer’s annual bonus opportunity is earned based on the achievement of certain operating income targets and, to a lesser extent for certain Named Officers, a subjective evaluation of individual job performance and achievement without regard to earnings. To align the Named Officers’ interests to those of the Company’s shareholders, a substantial weighting is given to the earnings component for the most senior officers of the Company. For example, the Chief Executive Officer’s annual bonus is weighted 100% for the earnings component. However, for the 2007 fiscal year she is entitled to a minimum bonus of $500,000. The Committee and our Board of Directors determined that the minimum bonus was appropriate in light of the additional effort that would be required of Ms. Kasaks in fiscal 2007 to improve business performance. Annual bonuses for other Named Officers are weighted 80% for the earnings component and 20% for the individual performance component. Bonus targets for the Named Officers ranged from 0% to 100% of base salaries. For fiscal 2007, the bonus plan was structured to pay out based on a linear interpolation between 90% of the budgeted 2007 operating income (0% profit-based pay out) and fiscal 2007’s budgeted operating income (100% of target, or 50% of base salary pay out). Maximum payouts (100% of base salary) could occur if budgeted operating income for 2007 was surpassed by 10%. A second payout line was drawn between fiscal 2007 budgeted operating income and 110% of fiscal 2007’s budgeted operating income to calculate payouts between target and maximum. As a result of the Company’s fiscal 2007 profit performance, there were no profit-based bonuses paid for fiscal 2007. Therefore, no amount is reported for Named Officers under the “Non-Equity Incentive” column of the “Summary Compensation Table — Fiscal 2006 and Fiscal 2007” below.

Based on a subjective evaluation of the performance of the Company and each Named Officer, we determined that the appropriate amount of each Named Officer’s annual bonus for fiscal 2007 (other than the Chief Executive Officer) was based on individual performance. The bonus amount paid to Mr. Henry was in recognition of his significant efforts and increased responsibilities subsequent to the resignation of the Company’s former Chief Financial Officer in November 2007. The bonus amount paid to Mr. Kennedy was in recognition of his significant efforts in connection with assuming responsibility for the Company’s field organization and in the transitioning of the Company’s PacSun merchandising assortments. Because Mr. Chaney, our former Chief Financial Officer, and Ms. Burden, our former Chief Operating Officer, resigned from the Company prior to the end of fiscal 2007, they were not eligible for a bonus for fiscal 2007. For the Chief Executive Officer, the amount of Ms. Kasaks annual bonus for fiscal 2007 was equal to her minimum bonus. These amounts are reported for such officer in the “Bonus” column of the “Summary Compensation Table — Fiscal 2006 and Fiscal 2007” below.

In addition to the annual bonuses discussed above, the Chief Executive Officer was entitled to receive a one-time signing bonus of $400,000 in connection with her entering into an employment agreement with the Company. This amount is also reported for the Chief Executive Officer in the “Bonus” column of the “Summary Compensation Table — Fiscal 2006 and Fiscal 2007” below.

Long-Term Equity Incentives.  The Company’s policy is that the Named Officers’ long-term compensation should be directly linked to the value provided to our shareholders. Therefore, 100% of the Named Officers’ long-term compensation is currently awarded in the form of equity instruments that are in, or valued by, reference to our common stock. Prior to fiscal 2006, the Company made periodic equity-based awards in the form of stock options (and, in some cases, non-vested stock). Commencing in fiscal 2006, the Company began making annual grants of stock-settled SARs and, to certain Named Officers, non-vested stock.

Upon exercise of a SAR, the holder of the award will be entitled to a number of shares of the Company’s common stock equal to (i) the number of SARs exercised, multiplied by (ii) the positive difference (if any) between the fair market value of a share of our common stock at the time of exercise less the base price of the SAR, divided by (iii) the fair market value of a share of our common stock at the time of exercise. Stock options and SARs are similar in that the value realized upon exercise of the award is based on the appreciation in the value of a share of our common stock above the base price of the SAR or the exercise price of the option. However, unlike a stock option where the holder of the option must pay the exercise price of the option in order to acquire the stated number of shares, the holder of a SAR does not have to pay anything to exercise the SAR — the holder simply receives the benefit equal to the amount by which the fair market value of our common stock on the exercise date exceeds the base price of the SAR.

We chose to transition from stock options to SARs in light of changes in accounting rules that resulted in grants of stock options and SARs being accounted for in the same manner for financial reporting purposes, in light of the fact that the holder of a SAR does not have to pay anything to exercise the award and thus the administration of exercises is typically much simpler than options, and taking into account the fact that SARs and stock options generally confer the same economic incentives and opportunities for gain based on stock price appreciation.

The Compensation Committee bases its award grants to executives each year on a number of factors, including each executive’s contributions and expected future contributions to the Company and, for Named Officers other than the Chief Executive Officer, the recommendations of the Chief Executive Officer. The size, frequency and type of long-term incentive grants may be determined on the basis of tax consequences of the grants to the individual and the Company, the expected accounting impact, and/or potential dilution effects. In fiscal 2006, the Company also considered benchmark data provided by Hewitt in determining award sizes. The award sizes generally fell within the parameters of the retail and general industry data previously described in the “Benchmarking” section.

Stock Appreciation Rights.  Commencing in fiscal 2006, the Company began making a portion of its long-term incentive grants to Named Officers in the form of SARs with a base price equal to the fair market value of our common stock on the grant date. Thus, Named Officers will only realize value on their SARs if our shareholders realize value on their shares. The SARs also function as a retention incentive for our executives as they vest ratably over the four-year period after the grant date. In fiscal 2007, the Compensation Committee granted SARs to each of our Named Officers. The material terms of these SARs are described below under “Grants of Plan-Based Awards.”

Non-vested Stock and Restricted Stock Units.  The Company also granted long-term incentive awards to each of our Named Officers in the form of shares of non-vested stock, or in the case of our Chief Executive Officer, restricted stock units. As mentioned above, two of our key compensation objectives are that (i) compensation should hold executives accountable for performance; and (ii) compensation should align executives’ interests with those of stockholders. Consistent with these principles, each Named Officer’s non-vested stock or restricted stock unit award is granted based on a subjective evaluation of individual job performance and achievement, as well as their level in the organization. Their level in the organization is taken into consideration for determining their impact to shareholder value. The Company chooses to grant non-vested stock or restricted stock units, in addition to SARs, to each of our Named Officers in light of applicable tax and accounting principles in order to provide an additional long-term incentive to key executives for retention purposes and/or to recognize exceptional individual performance. Non-vested stock is an award of shares issued to the executive on the date of grant that is subject to vesting over a four-year period after the grant date. Restricted stock units represent the right to receive shares of our common stock payable upon vesting on a one-for-one basis. The restricted stock units granted to our Chief Executive Officer in 2007 vest in full on the last day of the fiscal year ending January 2010. The Compensation Committee believes that this “cliff” vesting schedule provides an enhanced retention incentive for Ms. Kasaks. Non-vested stock and restricted stock units were granted to provide stability and increase the retentive nature of our compensation during a period of management transition. We believe that the combination of non-vested stock or restricted stock units and stock appreciation rights strikes the appropriate balance between incentives to grow shareholder value and the need to retain key talent. The Committee expects to evaluate the most appropriate form of long-term incentive awards based on internal conditions and external market dynamics on an annual basis.

Retirement Benefits.  The Company provides retirement benefits to the Named Officers under the terms of its tax-qualified 401(k) plan. The Company makes matching contributions to the 401(k) plan at the rate of 100% of the first three percent of eligible salary deferrals and 50% of the next two percent of eligible salary deferrals by all participants, subject to IRS limits. These matching contributions vest immediately. The Named Officers participate in the plan on substantially the same terms as our other participating employees. The Company does not maintain any defined benefit or supplemental retirement plans for its Named Officers.

Deferred Compensation Opportunities.  Named Officers are currently permitted to elect to defer up to 90% of their base salary and up to 100% of their bonuses under the Executive Deferred Compensation Plan. The Company makes a matching contribution under the plan on behalf of participants as explained in more detail below under the narrative section entitled “Non-Qualified Deferred Compensation Plans.” The Company believes that providing the Named Officers with deferred compensation opportunities is a cost-effective way to permit officers to receive the tax benefits associated with delaying the income tax event on the compensation deferred, even though the related deduction for the Company is also deferred. The Company believes that making a matching contribution to the plan is a cost-effective way to provide an additional retirement benefit to Named Officers and to encourage enhanced retirement savings through participation in the Executive Deferred Compensation Plan.

Please see the “Non-Qualified Deferred Compensation — Fiscal 2007” table and related narrative section, “Non-Qualified Deferred Compensation Plans,” below for a description of the Company’s Executive Deferred Compensation Plan and the benefits there under.

Perquisites and Personal Benefits.  In addition to base salaries and annual bonus opportunities, the Company provides the Named Officers with certain perquisites and personal benefits, including a car allowance, cell phone allowance, and payment of relocation expenses, as applicable. We believe that perquisites and personal benefits are often a tax-advantaged way to provide the Named Officers with additional annual compensation that supplements their base salaries and bonus opportunities. We do not establish the value of each Named Officer’s perquisites and personal benefits in a vacuum. Instead, we view the value of the perquisites as another component of annual compensation that is merely paid in a different and, in some instances, tax advantaged form. When determining each Named Officer’s base salary, we take the value of each Named Officer’s perquisites and personal benefits into consideration.

The perquisites and personal benefits paid to each Named Officer in fiscal 2007 are reported within the “All Other Compensation” column of the “Summary Compensation Table — Fiscal 2006 and Fiscal 2007” below and explained in more detail in footnote (4) thereto.

Severance and Other Benefits upon Termination of Employment.  The Company believes that severance protections can play a valuable role in attracting and retaining key executive officers. Accordingly, the Company provides such protections for each of its Named Officers and other executive officers of the Company. Except in the case of our Chief Executive Officer and our former Chief Operating Officer, these benefits are provided under the Executive Severance Plan with the Company. In the case of our Chief Executive Officer, severance benefits are provided under both the Executive Severance Plan and her employment agreement, but amounts payable under the employment agreement will reduce, on a dollar-for dollar basis, any severance benefits otherwise payable to her under the Executive Severance Plan. In the case of our former Chief Operating Officer, severance benefits are provided under a separation agreement with the Company entered into in connection with her termination of employment. The Company also entered into a retention bonus agreement with Lou Ann Bett, Division President of demo, as an additional retention incentive that promised her a cash payment of $147,000 if she remained employed with the Company in her current position until the first to occur of February 15, 2008 or her termination by the Company without cause. The Compensation Committee evaluates the level of severance benefits, if any, to provide to a Named Officer on a case-by-case basis, and in general, the Company considers these severance protections an important part of an executive’s compensation.

As described in more detail below under “Potential Payments Upon Termination or Change in Control” below, under the Executive Severance Plan, their respective employment or severance agreements, Named Officers are generally entitled to severance benefits in the event of a termination of employment by the Company without cause. The Company has determined that it is appropriate to provide these executives with severance benefits in the event of an involuntary termination of the executive’s employment in light of their positions within the Company and as part of their overall compensation package. In the case of our Chief Executive Officer, Ms. Kasaks, severance benefits are also provided in the event of a termination of employment by the executive for a “good reason” (as defined in her employment agreement) that we believe results in a constructive termination of the executive’s employment.

The Company believes that the occurrence, or potential occurrence, of a change in control transaction will create uncertainty regarding the continued employment of our executive officers. This uncertainty results from the fact that many change in control transactions result in significant organizational changes, particularly at the senior executive level. In order to encourage certain of our executive officers to remain employed with the Company during an important time when their prospects for continued employment following the transaction are often uncertain, we provide our Named Officers with enhanced severance benefits under our Executive Severance Plan if the executive’s employment is terminated by the Company without cause or by the executive for good reason in connection with a change in control. As noted above, because we believe that a termination by an executive for good reason is conceptually the same as a termination by the Company without cause, and because we believe that in the context of a change in control, potential acquirers would otherwise have an incentive to constructively terminate the executive’s employment to avoid paying severance, we believe it is appropriate to provide severance benefits in these circumstances.

We generally do not believe that Named Officers should be entitled to severance benefits merely because a change in control transaction occurs. The payment of cash severance benefits is only triggered by an actual or constructive termination of employment. However, under the terms of our stock incentive plans, if there is a liquidation, sale of all or substantially all of our assets, or merger or reorganization that results in a change in control where the Company is not the surviving corporation (or where it does not survive as a public company), then, like all other employees, Named Officers will receive immediate vesting and/or payout of their outstanding long-term incentive compensation awards. Although this vesting will occur whether or not a Named Officer’s employment terminates, we believe it is appropriate to fully vest equity awards in these change in control situations because such a transaction may effectively end the Named Officers’ ability to realize any further value with respect to the equity awards.

Our philosophy is that Named Officers (other than the Chief Executive Officer) should not be entitled to reimbursement for any excise taxes imposed on their severance and other payments under Section 4999 of the Internal Revenue Code because we believe we have established appropriate severance arrangements after factoring in the possibility of the imposition of excise taxes on those Named Officers. In certain circumstances, the Chief Executive Officer would be reimbursed for the full amount of any excise taxes imposed on her severance payments and any other payments under Section 4999 of the Internal Revenue Code. We provide our Chief Executive Officer with a “gross-up” for any parachute payment excise taxes that may be imposed in certain circumstances because we determined the appropriate level of change in control severance protections for the Chief Executive Officer without factoring in the adverse tax effects on them that may result from these excise taxes. The excise tax gross-up is intended to make the Chief Executive Officer whole for any adverse tax consequences she may become subject to under the tax law and to preserve the level of change in control severance protections that we have determined to be appropriate. We believe this protection is a reasonable part of the compensation package for our Chief Executive Officer and generally consistent with industry practice.

Please see the “Potential Payments Upon Termination or Change in Control” section below for a description of the potential payments that may be made to the Named Officers (other than the Named Officers no longer employed by the Company) in connection with their termination of employment or a change in control and a description of the payments that have become payable to our Named Officers who are no longer employed by the Company.

Section 162(m) Policy

The Compensation Committee considers the anticipated tax treatment to the Company of the compensation and benefits paid to the executive officers of the Company in light of Section 162(m) of the Internal Revenue Code. Section 162(m) generally disallows a tax deduction to a public corporation for compensation in excess of $1,000,000 paid during a year to its chief executive officer or to one of its four other most highly compensated officers. However, Section 162(m) exempts qualifying “performance based” compensation from the $1,000,000 limit.

While striving to satisfy the Company’s goal of linking a significant portion of each executive officer’s compensation to the financial performance of the Company, the Compensation Committee also strives to provide each executive officer with a compensation package that will preserve the Company’s tax deduction for such compensation. In that regard, SARs awarded to the Company’s executive officers are intended to be qualified “performance based” compensation for purposes of Section 162(m). The Compensation Committee structured each Named Officer’s bonus opportunity for fiscal 2007 under the 2005 Performance Incentive Plan to help ensure that they are fully deductible, however, the guaranteed minimum bonus and sign-on bonus for the Chief Executive Officer is not deemed “performance based” compensation for purposes of Section 162(m) and thus may not be deductible to the Company. The bonuses to the other executives have not been structured under the 2005 Performance Incentive Plan because their compensation has historically not been subject to Section 162(m).

The non-vested stock and restricted stock units awarded in 2007 are not deemed “performance based” compensation for purposes of Section 162(m) and thus may not be deductible to the Company in the year of vesting.

The Compensation Committee and the Board may authorize non-deductible compensation in such circumstances as they deem appropriate. Because of ambiguities and uncertainties in Section 162(m), no assurances can be given that compensation intended by the Company to be “performance based” within the meaning of Section 162(m) will in fact be deductible by the Company.

COMPENSATION COMMITTEE REPORT ON EXECUTIVE COMPENSATION1

The Compensation Committee has certain duties and powers as described in its Charter. The Compensation Committee is currently composed of the three non-employee directors named at the end of this report, each of whom is independent as defined by the NASDAQ listing standards.

The Compensation Committee has reviewed and discussed with management the disclosures contained in the Compensation Discussion and Analysis section of this proxy statement. Based upon this review and our discussions, the Compensation Committee has recommended to our Board of Directors that the Compensation Discussion and Analysis section be included in the Company’s 2007 Annual Report on Form 10-K filed with the SEC.

Compensation Committee of the Board of Directors
Pearson C. Cummin III (Chair)
Peter Starrett
Grace Nichols

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

During fiscal 2007, the Company’s Compensation Committee consisted of Pearson C. Cummin III, Peter Starrett and, effective August 2007, Grace Nichols. Michael Weiss was a member of the Compensation Committee up until his resignation from the Board of Directors in August 2007. None of the members of the Compensation Committee was, during fiscal 2007, an executive officer or employee of the Company, is a former officer of the Company, or had any relationships requiring disclosure by the Company under the SEC’s rules requiring disclosure of certain relationships and related-party transactions. None of the Company’s executive officers served as a director or a member of a compensation committee (or other committee serving an equivalent function) of any other entity, the executive officers of which served as a director or member of the Compensation Committee during fiscal 2007.

1 SEC filings sometimes “incorporate information by reference.” This means the Company is referring you to information that has previously been filed with the SEC, and that this information should be considered as part of the filing you are reading. Unless the Company specifically states otherwise, this report shall not be deemed to be incorporated by reference and shall not constitute soliciting material or otherwise be considered filed under the Securities Act or the Securities Exchange Act.

SUMMARY COMPENSATION TABLE — FISCAL 2006 AND FISCAL 2007

The following table and explanatory notes present information regarding compensation of our Named Officers for services rendered during fiscal 2007 and fiscal 2006.

						Non-Equity	Nonqualified
						Incentive	Deferred	All
				Stock	Option	Plan	Compensation	Other
	Fiscal	Salary	Bonus	Awards	Awards	Compensation	Earnings	Compensation	Total
Name and Principal Position	Year	($)	($)(2)	($)(3)	($)(3)	($)(2)	($)	($)(4)	($)

Sally Frame Kasaks,	2007	1,184,616	900,000	493,530	613,409	0	0	13,154	3,204,709
Chief Executive Officer and Chairman of the Board(1)	2006	323,077	0	0	0	0	0	42,014	365,091
Michael L. Henry,	2007	230,231	18,000	38,941	80,105	0	0	22,781	390,058
Sr. Vice President, Chief Financial Officer
Thomas M. Kennedy,	2007	617,692	68,200	121,284	637,653	0	0	87,529	1,532,358
Division President, PacSun	2006	595,192	60,000	33,370	571,389	0	0	21,043	1,280,994
Lou Ann Bett,	2007	488,269	0	86,539	202,145	0	0	26,363	803,316
Division President, demo	2006	471,154	47,500	33,370	150,693	0	0	70,293	773,010
Gerald M. Chaney,	2007	484,466	0	43,601	395,883	0	0	111,558	1,035,508
Former Sr. Vice President, Chief Financial Officer(5)	2006	568,615	57,200	0	341,359	0	0	16,725	983,899
Wendy Burden,	2007	216,109	0	68,697	322,597	0	0	384,186	991,589
Former Chief Operating Officer(6)	2006	530,775	53,183	16,685	266,060	0	0	105,699	972,402

(1)	On May 22, 2007, the Board appointed Ms. Kasaks as Chairman of the Board and Chief Executive Officer. Ms. Kasaks had served as the Interim Chief Executive Officer from October 1, 2006 to her appointment as Chairman of the Board and Chief Executive Officer. Ms. Kasaks continues to serve as a member of the Board. The amounts presented in the table above for 2006 do not reflect any fees earned by Ms. Kasaks or awards granted to her as an independent non-employee director prior to her appointment as Interim CEO on October 1, 2006.

(2)	For fiscal 2007, none of the Named Officers received a profit-based bonus based on Company performance. The bonus amounts included in the table above for Messrs. Henry and Kennedy represent a discretionary bonus determined by the Board of Directors, for services in fiscal 2007, which was paid in April 2008. The bonus amount included in the table above for Ms. Kasaks represents the sum of the $500,000 guaranteed minimum bonus for fiscal 2007 plus the $400,000 sign-on bonus paid in fiscal 2007 in connection with her entering in to an employment agreement with the Company. Because Mr. Chaney and Ms. Burden resigned from the Company prior the end of fiscal 2007, they were not eligible for a bonus for fiscal 2007.

(3)	Amounts reported represent the expense recognized for financial statement reporting purposes (disregarding any estimate of forfeitures related to service-based vesting conditions) related to all outstanding option and stock awards, including those granted in prior years or exercised/forfeited during fiscal 2007. For a discussion of the assumptions and methodologies used to calculate the amounts reported, please see Note 10 to the Consolidated Financial Statements on Form 10-K for the fiscal year ended February 2, 2008, which note is incorporated herein by reference.

(4)	Amounts reported represent car and phone allowances for each of the Named Officers in an amount less than $15,000. For Messrs. Henry and Kennedy, and Ms. Bett, amounts shown include $5,917, $63,423 and $16,463, respectively, in vesting Company matching contributions to the Executive Deferred Compensation Plan for the benefit of each executive during fiscal 2007. For Messrs. Henry, Kennedy and Ms. Burden, amounts shown also include Company matching contributions to the Company’s 401(k) plan of $8,532, $13,606, and $11,455 respectively for fiscal 2007. For Mr. Chaney, amounts shown also include the following severance benefits in connection with his resignation from the Company on November 26, 2007: cash severance payments equal to $98,332, plus a cash payment of $5,126 (the estimated cost of his continued medical, dental and vision benefits for a period of 15 months). For Ms. Burden, amounts shown also include cash severance payments equal to

$369,304 in connection with her resignation from the Company on June 8, 2007. For a more detailed description of the nature and amounts paid or payable to Mr. Chaney and Ms. Burden in connection with their termination of employment with the Company, please see the section entitled “Potential Payments upon Termination or Change in Control” below.

(5)	On November 26, 2007, Mr. Chaney resigned as Senior Vice President, Chief Financial Officer and Secretary of the Company. The amount reported as “Salary” in the table above includes the base salary paid to Mr. Chaney in fiscal 2007 prior to his resignation. As a result of his resignation, Mr. Chaney forfeited option awards and stock appreciation rights representing 175,000 shares of common stock and non-vested shares representing 10,000 shares of common stock. Accordingly, there is no future realizable value related to any of his previous option awards.

(6)	On June 8, 2007, Ms. Burden resigned as Chief Operating Officer of the Company. The amount reported as “Salary” in the table above includes the base salary paid to Ms. Burden in fiscal 2007 prior to her resignation. As a result of her resignation, Ms. Burden forfeited option awards and stock appreciation rights representing 120,000 shares of common stock and non-vested shares representing 20,000 shares of common stock. Accordingly, there is no future realizable value related to any of his previous option awards.

Compensation of Named Officers

The “Summary Compensation Table — Fiscal 2006 and Fiscal 2007” above quantifies the value of the different forms of compensation earned by or awarded to our Named Officers in fiscal 2007. The primary elements of each Named Officer’s total compensation for fiscal 2007 reported in the table are base salary, an annual bonus, long-term equity incentives consisting of SARs and non-vested stock and, in the case of the Chief Executive Officer, restricted stock units (and, for years prior to fiscal 2006, stock options). Named Officers also earned the other benefits listed in the “All Other Compensation” column of the “Summary Compensation Table — Fiscal 2006 and Fiscal 2007,” as further described in footnote (4) to the table.

The “Summary Compensation Table — Fiscal 2006 and Fiscal 2007” should be read in conjunction with the tables and narrative descriptions that follow. A description of the material terms of each Named Officer’s base salary and annual bonus is provided immediately following this paragraph. The “Grants of Plan-Based Awards — Fiscal 2007” table, and the description of the material terms of the plan-based awards granted during fiscal 2007 that follows it, provides information regarding the incentive compensation awarded to Named Officers in fiscal 2007. The “Outstanding Equity Awards at Fiscal 2007 Year End” and “Option Exercises and Stock Vested in Fiscal 2007” tables provide further information on the Named Officers’ potential realizable value and actual value realized with respect to their equity awards.

The “Non-Qualified Deferred Compensation — Fiscal 2007” table and related description of the material terms of our non-qualified Executive Deferred Compensation Plan provides details of the deferred compensation earnings and activity for the Named Officers, and also provides a more complete picture of the potential future payments due to our Named Officers. The discussion of the potential payments due upon a termination of employment or change in control that follows is intended to further explain the potential future payments that are, have been, or may become payable to our Named Officers under certain circumstances.

Description of Employment Agreements, Salary and Bonus Amounts

We have entered into an employment agreement with Ms. Kasaks and Mr. Kennedy, and offer letters with each of Mr. Henry, Mr. Chaney, Ms. Burden and Ms. Bett. These agreements, including the salary and bonus terms thereof, are briefly described below. Provisions of these agreements relating to outstanding equity incentive awards and post-termination of employment benefits are discussed below under the applicable sections of this Proxy Statement, including the section entitled, “Potential Payments upon Termination or Change in Control.”

Sally Frame Kasaks.  The Company and Ms. Kasaks, the Company’s Chief Executive Officer and Chairman of the Board, are parties to an employment agreement dated May 22, 2007, with a term ending on January 31, 2010. The agreement provides that Ms. Kasaks will receive an initial annualized base salary of $1,250,000, subject to annual review by the Compensation Committee. Based on its review, the Committee has discretion to increase (but not reduce) the base salary each year. The agreement also provides for an annual bonus opportunity with a target bonus of 100% of base salary (and a maximum bonus of 200% of base salary), with a guaranteed minimum bonus of $500,000 for the 2007 fiscal year. The agreement also provided Ms. Kasaks with a sign-on bonus of $400,000 in connection with entering into the employment agreement. In making its determination with respect to salary and bonus levels, the Compensation Committee considers the factors discussed in the “Current Executive Compensation Program Elements” of the Compensation Discussion and Analysis above. The employment agreement provides for Ms. Kasaks to participate in the Company’s usual benefit programs for executives. In addition, in connection with Ms. Kasaks’ prior service as chief executive officer of Ann Taylor Stores, Inc. (the “prior employer”) Ms. Kasaks is currently receiving a supplemental retirement benefit from the prior employer in the amount of $149,722 payable each year for the remainder of her life (with survivor benefits to her spouse). To the extent that the prior employer ceases to provide all or any part of this benefit as a result of Ms. Kasaks’ employment with the Company, the Company will pay Ms. Kasaks this benefit. Provisions of Ms. Kasaks agreement relating to outstanding equity incentive awards and post-termination of employment benefits are discussed below under the applicable sections of this proxy statement.

Michael L. Henry.  Mr. Henry, the Company’s Senior Vice President, Chief Financial Officer and Secretary currently receives an annual salary of $300,000, subject to annual review by the Compensation Committee. He was also eligible for an annual bonus opportunity with a target bonus of 30% of base salary (and a maximum bonus of 60% of base salary) for fiscal 2007. 80% of the bonus opportunity for fiscal 2007 was payable based on Company operating income for the fiscal year with the remaining 20% of the bonus opportunity payable based on individual performance. For fiscal 2008, he is eligible for an annual bonus opportunity with a target bonus of 50% of base salary (and a maximum bonus of 100% of base salary). 100% of the bonus opportunity for fiscal 2008 is payable based on operating income for the fiscal year. Mr. Henry must be employed by the Company on the date bonuses are paid in order to be eligible for the bonus. In making its determination with respect to salary and bonus levels, the Compensation Committee considers the factors discussed in the “Current Executive Compensation Program Elements” of the Compensation Discussion and Analysis above. Mr. Henry is also eligible to participate in the Company’s usual benefit programs for executives.

Thomas M. Kennedy.  The Company and Mr. Kennedy, the Company’s Division President of PacSun, are parties to an employment agreement dated April 1, 2005, pursuant to which Mr. Kennedy currently receives an annual salary of $620,000, subject to annual review by the Compensation Committee. The term of the agreement, as extended by the Company during fiscal 2006, is subject to one year automatic renewals until March 31, 2012 unless either party provides notice that the agreement will not be extended. The agreement also provides for an annual bonus opportunity with a target bonus of 50% of base salary (and a maximum bonus of 100% of base salary). 80% of the bonus opportunity for fiscal 2007 was payable based on Company operating income for the fiscal year with the remaining 20% of the bonus opportunity payable based on individual performance. For fiscal 2008, he is eligible for an annual bonus opportunity with a target bonus of 75% of base salary (and a maximum bonus of 150% of base salary). 100% of the bonus opportunity for fiscal 2008 is payable based on operating income for the fiscal year. In making its determination with respect to salary and bonus levels, the Compensation Committee considers the factors discussed in the “Current Executive Compensation Program Elements” of the Compensation Discussion and Analysis above. The employment agreement provides for Mr. Kennedy to participate in the Company’s usual benefit programs for executives.

Lou Ann Bett.  Ms. Bett’s last day of employment with the Company was March 15, 2008. Pursuant to the terms of the offer letter between the Company and Ms. Bett dated January 31, 2005, she received an annual base salary of $490,000 and was eligible to participate in the annul bonus program until the date of her termination. Upon her termination, she became entitled to severance benefits pursuant to the terms of the Executive Severance Plan. For a more detailed description of the nature and amounts paid or payable to Ms. Bett in connection with her termination of employment with the Company, please see the section entitled “Potential Payments upon Termination or Change in Control” below.

Gerald M. Chaney.  On November 27, 2007, Mr. Chaney, the Company’s former Senior Vice President, Chief Financial Officer and Secretary, resigned from the Company. Pursuant to the terms of the offer letter between the Company and Mr. Chaney dated October 24, 2004, Mr. Chaney received an annual base salary of $590,000 and was eligible to participate in the annual bonus program until the date of his resignation. Upon his resignation, he became entitled to severance benefits pursuant to the terms of the resignation agreement between Mr. Chaney and the Company dated November 26, 2007. For a more detailed description of the nature and amounts paid or payable to Mr. Chaney in connection with his termination of employment with the Company, see the section entitled “Potential Payments upon Termination or Change in Control” below.

Wendy Burden.  On June 8, 2007, Ms. Burden resigned as Chief Operating Officer of the Company. Pursuant to the terms of the offer letter between the Company and Ms. Burden dated October 3, 2005, she received an annual base salary of $548,825 and was eligible to participate in the annual bonus program until the date of her resignation. Upon her resignation, she became entitled to severance benefits pursuant to the terms of the severance agreement between Ms. Burden and the Company dated June 19, 2007. For a more detailed description of the nature and amounts paid or payable to Ms. Burden in connection with her termination of employment with the Company, please see the section entitled “Potential Payments upon Termination or Change in Control” below.

GRANTS OF PLAN-BASED AWARDS IN FISCAL 2007

The following table presents information regarding the plan-based incentive awards granted to the Named Officers during fiscal 2007 under the Company’s 2005 Performance Incentive Plan. The material terms of each grant are described below under “Description of Plan-Based Awards.”

								Grant
					All Other	All Other		Date
					Stock	Option		Fair
					Awards:	Awards:		Value of
					Number of	Number of		Stock
		Estimated Potential Payouts Under			Shares of	Securities	Exercise or	and
		Non-Equity Incentive Plan Awards(1)			Stock or	Underlying	Base Price of	Option
	Grant	Threshold	Target	Maximum	Units	Options	Option Awards	Awards
Name	Date	($)	($)	($)	(#)(2)	(#)(3)	($/Sh)	($)

Sally Frame Kasaks	—	500,000	1,250,000	2,500,000	—	—	—	—
	05/24/07	—		—	100,000	—	—	1,910,000
	05/24/07	—	—	—	—	250,000	19.10	1,598,025
Michael L. Henry	—	0	60,000	120,000	—	—		—
	04/02/07	—	—	—	5,000	—	—	104,300
	10/12/07	—	—	—	3,500	—	—	59,500
	04/02/07	—	—	—	—	15,000	20.86	107,670
Thomas M. Kennedy	—	0			—	—
	04/02/07	—	248,000	496,000	12,500	—	—	260,750
	11/27/07	—	—	—	25,000	—	—	362,500
	04/02/07	—	—	—	—	37,500	20.86	269,175
Lou Ann Bett	—	0				—	—	—
	04/02/07	—	196,000	392,000	—	—	—	173,826
	04/02/07	—	—	—	8,333--	25,000	20.86	179,450
Gerald M. Chaney(4)	—	0	236,000	472,000	—	—	—	—
	04/02/07	—	—	—	10,000	—	—	208,6002
	04/02/07	—	—	—	—	30,000	20.86	15,340
Wendy Burden(5)	—	0	219,530	439,060	—	—	—	—
	04/02/07	—	—	—	10,000	—	—	208,600
	04/02/07	—	—	—	—	30,000	20,86	215,340

(1)	All non-equity incentive plan awards represent cash award opportunities that were directly tied to the profit performance of the Company for fiscal 2007. Due to the profit performance of the Company in fiscal 2007, none of the Named Officers received a profit-based cash incentive related to fiscal 2007. Ms. Kasaks received her guaranteed minimum bonus of $500,000 for fiscal 2007.

(2)	The stock awards presented in the table above consist of an award of non-vested stock to the Named Officers other than Ms. Kasaks who received restricted stock units.

(3)	The option awards presented in the table above consist of an award of SARs.

(4)	As a result of Mr. Chaney’s resignation on November 27, 2007, Mr. Chaney forfeited option awards and stock appreciation rights that were granted in fiscal 2007 representing 30,000 shares of common stock and non-vested shares representing 10,000 shares of common stock and he forfeited his non-equity incentive plan award.

(5)	As a result of Ms. Burden’s resignation on June 8, 2007, Ms. Burden forfeited option awards and stock appreciation rights that were granted in fiscal 2007 representing 30,000 shares of common stock and non-vested shares representing 10,000 shares of common stock and she forfeited her non-equity incentive plan award.

Description of Plan-Based Awards

During fiscal 2007, each Named Officer was awarded a time-based SAR award and, other than Ms. Kasaks, time-based non-vested stock award during fiscal 2007. In lieu of time-based non-vested stock, Ms. Kasaks was granted restricted stock units. Each Named Officer was also granted a non-equity incentive bonus opportunity during fiscal 2007.

Each of the awards reported in the “Grants of Plan-Based Awards — Fiscal 2007” table was granted under, and is subject to the terms of the 2005 Performance Incentive Plan. The plan is administered by the Compensation Committee. The Compensation Committee has authority to interpret the plan provisions and make all required determinations under the plan. This authority includes making required proportionate adjustments to outstanding awards upon the occurrence of certain corporate events such as reorganizations, mergers and stock splits, and making provision to ensure that any tax withholding obligations incurred in respect of awards are satisfied. Awards granted under the plan are generally only transferable to a beneficiary of a Named Officer upon his or her death. However, the Committee may establish procedures for the transfer of awards to other persons or entities, provided that such transfers comply with applicable securities laws and, with limited exceptions set forth in the plan document, are not made for value.

Under the terms of the 2005 Performance Incentive Plan, if there is a change in control of the Company, each Named Officer’s outstanding awards granted under the plan will become fully vested and, in the case of options and SARs, exercisable, and in the case of restricted stock units, payable, unless otherwise provided by the Board of Directors in circumstances where the Board has made a provision for the assumption or other continuation of the awards. Any options and SARs that become vested in connection with a change in control generally must be exercised prior to the change in control, or they will be canceled in exchange for the right to receive a cash payment in connection with the change in control transaction.

Stock Appreciation Rights

Each SAR award reported in the “All Other Option Awards” column of the table above was granted with a per-share base price equal to at least the fair market value of a share of our common stock on the grant date. For these purposes, and in accordance with the terms of the 2005 Performance Incentive Plan and the Company’s equity award grant practices, the fair market value is equal to the closing price of a share of our common stock on the grant date.

Each SAR award granted to our Named Officers (other than Ms. Kasaks) during fiscal 2007 is subject to a four-year vesting schedule. Subject to each Named Officer’s continued employment, one-fourth of the number of SARs subject to the award become vested on the first anniversary of the grant date, and each year thereafter until fully vested. The SAR award granted to Ms. Kasaks during fiscal 2007 is subject to a three-year vesting schedule, with one-third of the number of SARs subject to the award becoming vested on January 31, 2008, and each year thereafter until fully vested. Once vested, SARs will generally remain exercisable until their normal expiration date. However, unvested SARs will immediately terminate upon a termination of the Named Officer’s employment. The Named Officer will generally have three months to exercise vested SARs following a termination of employment. This period is extended to twelve months if the termination is on account of the Named Officer’s retirement, death or total disability. However, if a Named Officer’s employment is terminated by the Company for cause, outstanding SARs (whether vested or unvested) will immediately terminate. In addition, in the case of Ms. Kasaks, if her employment is terminated by the Company without cause or by Ms. Kasaks for good reason, her SAR award will become fully vested on the severance date and she will have two years to exercise the vested SARs following her severance date. Further, if Ms. Kasaks’ employment is terminated for any reason other than by the Company for cause on or after January 31, 2010, she will have two years to exercise the then-vested portion of the SAR award.

Upon exercise of the SARs, the Named Officer will be entitled to a number of shares of the Company’s common stock equal to (i) the number of SARs exercised, multiplied by (ii) the positive difference (if any) between the fair market value of a share of our common stock at the time of exercise less the base price of the SARs, divided by (iii) the fair market value of a share of our common stock at the time of exercise. SARs granted to Named Officers do not include any dividend rights.

Non-vested Stock

Each award of non-vested stock to our Named Officers (other than Ms. Kasaks) reported in the “All Other Stock Awards” column of the table above is subject to a four-year vesting schedule. Subject to each Named Officer’s continued employment, one-fourth of the non-vested shares covered by the award become vested on the anniversary of the grant date, and each year thereafter until fully vested. Prior to the time they become vested, shares of non-vested stock generally may not be transferred, sold or otherwise disposed of. Upon the termination of a Named Officer’s employment, any then-unvested shares of non-vested stock will be forfeited to the Company. The Named Officers are not entitled to any payment with respect to non-vested stock that is forfeited to the Company. The Named Officers are entitled to cash dividends on shares of non-vested stock at the same rate that the Company pays dividends on all of its common stock. However, no dividends will be paid on shares of non-vested stock that are forfeited to the Company.

Restricted Stock Unit Award to Ms. Kasaks

Each of the restricted stock units granted to Ms. Kasaks reported in the “All Other Stock Awards” column of the table above represents a contractual right to receive one share of our common stock on January 31, 2010. If Ms. Kasaks’ employment terminates prior to January 31, 2010, the unvested restricted stock units will immediately terminate. However, if Ms. Kasaks employment is terminated by the Company without cause or by Ms. Kasaks for good reason before January 31, 2010, her restricted stock units will become fully vested and payable on the severance date. Ms. Kasaks does not have the right to vote or dispose of the restricted stock units, but does have the right to receive cash payments as dividend equivalents based on the amount of dividends (if any) paid by the Company during the term of the award on a number of shares equal to the number of outstanding and unpaid restricted stock units subject to the award. Such payments are made at the same time the related dividends are paid to our stockholders generally.

Non-Equity Incentive Plan Award

Each Named Officer is awarded an annual bonus opportunity that is directly tied to the Company’s financial performance. For fiscal 2007, in order to begin earning any portion of the profit-based bonus, the Company needed to achieve 90% of its fiscal 2007 budgeted operating income. Each Named Officer’s target bonus opportunity was set based on the Company achieving its budgeted fiscal 2007 operating income. A maximum bonus opportunity was set based on the Company achieving 110% of fiscal 2007’s budgeted operating income. The profit-based bonus to be paid was based on a linear interpolation between the threshold (90% of fiscal 2007 budgeted operating income) and the target (100% of fiscal 2007 budgeted operating income). Another linear interpolation was to be used between the target and maximum (110% of fiscal 2007 budgeted operating income). In the case of Ms. Kasaks, the Company’s Chief Executive Officer, her target bonus opportunity represented 100% of her annual salary and her maximum bonus opportunity represented 200% of her annual salary, with a guaranteed bonus of $500,000. In the case of Mr. Henry, the Company’s Chief Financial Officer, his target bonus opportunity represented 30% of his annual salary and his maximum bonus opportunity was 60% of his base salary. For the other Named Officers (with the exception of Ms. Kasaks and Mr. Henry), the target bonus opportunity represented 50% of each Named Officer’s annual salary and the maximum bonus opportunity represented 100% of each Named Officer’s annual salary. As a result of the Company’s fiscal 2007 profit performance, there were no profit-based bonuses earned for fiscal 2007. In addition, as a result of the resignation of Mr. Chaney and Ms. Burden prior to the last day of fiscal 2007, neither Mr. Chaney nor Ms. Burden were eligible for a bonus for fiscal 2007.

OUTSTANDING EQUITY AWARDS AT FISCAL 2007 YEAR-END

The following tables present information regarding the outstanding option and stock awards held by each Named Officer as of February 2, 2008, including footnote disclosure of the vesting dates for the portions of these awards that had not vested as of that date.

	Option Awards(1)
			Equity Incentive
	Unexercised	Unexercised	Plan Awards:	Option
	Options:	Options:	Unexercised	Exercise	Option
	Exercisable	Unexercisable	Unearned Options	Price	Expiration
Name	(#)	(#)	(#)	($)	Date

Sally Frame Kasaks	33,063	0	0	9.36	05/21/08
	30,375	0	0	10.78	05/26/09
	13,500	0	0	13.79	05/21/13
	9,000	0	0	21.30	05/19/14
	8,000	1,000(2)	0	21.49	05/18/15
	3,000	6,000(3)	0	22.46	05/22/13
	83,334	166,666(4)	0	19.10	05/23/14
Michael L. Henry	11,250	0	0	8.53	09/25/10
	5,625	0	0	7.26	08/06/11
	6,750	0	0	9.49	02/04/12
	6,000	0	0	12.50	03/11/13
	4,308	92(5)	0	24.75	02/25/14
	3,542	1,458(6)	0	27.08	03/21/12
	4,583	5,417(7)	0	22.69	03/15/13
	0	15,000(8)	0	20.86	04/02/14
Thomas M. Kennedy	68,750	6,250(9)	0	20.49	05/10/14
	72,917	27,083(10)	0	26.46	03/01/15
	6,250	18,750(11)	0	20.16	06/06/13
	0	37,500(8)	0	20.86	04/02/14
Lou Ann Bett	27,500	12,500(12)	0	22.26	05/02/15
	5,000	15,000(11)	0	20.16	06/06/13
	0	25,000(8)	0	20.86	04/02/14
Gerald M. Chaney	72,917	0	0	21.37	12/02/14
	16,667	0	0	26.46	03/01/15
	5,000	0	0	20.16	06/06/13
Wendy E. Burden	0	0	0	—	—

(1)	The expiration date shown above is the normal expiration date, and the latest date that the stock options/SARs (which, as indicated above, are collectively referred to as “option awards”) may be exercised. The option awards may terminate earlier in certain circumstances described below. For each Named Officer, the unexercisable option awards are also unvested and will generally terminate if the Named Officer’s employment terminates.

The exercisable option awards, and any unexercisable option awards that subsequently become exercisable, will generally expire earlier than the normal expiration date if the Named Officer’s employment terminates. Unless exercised, exercisable option awards will generally terminate within three months after the date of termination of employment. However, if a Named Officer retires, or dies or becomes totally disabled while employed with the Company, exercisable option awards will generally remain exercisable for 12 months (or, in the case of incentive stock options where the termination is on account of retirement, three months) following the Named Officer’s retirement, death or disability. In addition, in the case of SARs granted to Ms. Kasaks, if her employment is terminated by the Company without cause or by Ms. Kasaks for good reason, her SAR award will become fully vested on the severance date and she will have two years to exercise the vested SARs following her severance date and if Ms. Kasaks’ employment is terminated for any reason other than by the Company for cause on or after January 31, 2010, she will have two years to exercise the then-vested portion of the SAR award. In addition, the option awards (whether exercisable or not) will immediately terminate if a Named Officer’s employment is terminated by the Company for cause. The option awards may become fully vested and may terminate earlier than the normal expiration date if there is a change in control of the Company as described in more detail above under “Grants of Plan-Based Awards” and below under “Potential Payments Upon Termination or Change in Control.”

(2)	The unvested portion of this award was scheduled to vest in substantially equal monthly increments through May 18, 2008.

(3)	The unvested portion of this award was scheduled to vest in three equal installments on May 22 of each of 2007, 2008 and 2009.

(4)	The unvested portion of this award was scheduled to vest in two equal installments on January 31 of each of 2008 and 2009.

(5)	The unvested portion of this award was scheduled to vest in substantially equal monthly increments through March 15, 2010.

(6)	The unvested portion of this award was scheduled to vest in substantially equal monthly increments through March 21, 2009.

(7)	The unvested portion of this award was scheduled to vest in substantially equal monthly increments through March 11, 2007

(8)	The unvested portion of this award was scheduled to vest in substantially equal monthly increments through February 25, 2008.

(9)	The unvested portion of this award was scheduled to vest as to 25% of the total award on June 6, 2007 with the remaining 75% of the award scheduled to vest in 36 substantially equal monthly increments through June 6, 2010.

(10)	The unvested portion of this award was scheduled to vest in four equal installments on April 2 of each of 2008, 2009, 2010, and 2011.

(11)	The unvested portion of this award was scheduled to vest in substantially equal monthly increments through May 2, 2009.

(12)	The unvested portion of this award was scheduled to vest in substantially equal monthly increments through March 21, 2009.

	Stock Awards(1)
			Market	Equity Incentive	Equity Incentive
			Value of	Plan Awards:	Plan Awards:
	Shares		Shares	Unearned	Market Value of
	Not		Not	Shares Not	Unearned Shares
	Vested		Vested	Vested	Not Vested
Name	(#)		($)(2)	(#)	($)

Sally Frame Kasaks	100,000	(3)	1,189,000	0	0
Michael L. Henry	5,000	(4)	59,450	0	0
	5,000	(5)	59,450	0	0
	3,500	(6)	41,615	0	0
Thomas M. Kennedy	20,000	(4)	237,800	0	0
	12,500	(5)	148,625	0	0
	25,000	(7)	297,250	0	0
Lou Ann Bett	20,000	(4)	237,800	0	0
	8,333	(5)	99,079	0	0
Gerald M. Chaney	0		0	0	0
Wendy E. Burden	0		0	0	0

(1)	The stock awards above represent non-vested stock awards, other than those held by Ms. Kasaks, which are restricted stock units payable in shares of our common stock on a one-for-one basis upon vesting. The stock awards held by our Named Officers are subject to accelerated vesting in connection with a change in control of the Company as described in more detail above under “Grants of Plan-Based Awards” and below under “Potential Payments Upon Termination or Change in Control.” In addition, unvested stock awards will be forfeited if a Named Officer’s employment terminates (for any reason). However, if Ms. Kasaks’ employment is terminated by the Company without cause or by Ms. Kasaks for good reason before January 31, 2010, her restricted stock units will become fully vested on the severance date.

(2)	The market value of stock awards reported above is computed by multiplying the number of shares of stock reported above by the closing market price of our common stock on February 2, 2008 of $11.89.

(3)	This award or restricted stock units vests in its entirety on January 31, 2010.

(4)	These awards were scheduled to vest in three installments, with 25% of the award scheduled to vest on June 6 of each of 2008 and 2009, and the remaining 50% of the award scheduled to vest on June 6, 2010.

(5)	The unvested portion of this award was scheduled to vest in four equal installments on April 2 of each of 2008, 2009, 2010, and 2011.

(6)	The unvested portion of this award was scheduled to vest in four equal installments on October 12 of each of 2009, 2010, 2011, and 2012.

(7)	The unvested portion of this award was scheduled to vest in four equal installments on November 27 of each of 2009, 2010, 2011, and 2012.

OPTION EXERCISES AND STOCK VESTED IN FISCAL 2007

The following table presents information regarding the exercise of stock options by Named Officers during fiscal 2007. No stock awards granted to Named Officers became vested during fiscal 2007.

	Option Awards
	Shares	Value
	Acquired	Realized on
	on Exercise	Exercise
Name	(#)	($)(1)

Sally Frame Kasaks	32,750	243,223
Michael L. Henry	0	0
Thomas M. Kennedy	0	0
Lou Ann Bett	0	0
Gerald M. Chaney	0	0
Wendy E. Burden	0	0

(1)	Amounts represent the market value of the securities underlying the “in-the-money” options at exercise date minus the aggregate exercise price of such options.

NONQUALIFIED DEFERRED COMPENSATION — FISCAL 2007

The following table presents information regarding the contributions, investment earnings, distributions and total value of each of the Named Officers’ deferred compensation balances in the Executive Deferred Compensation Plan during fiscal 2007.

			Aggregate	Aggregate	Aggregate
	Executive	Registrant	Investment	Withdrawals/	Balance at
	Contributions	Contributions	Earnings	Distributions	Feb. 2, 2008
Name	($)(1)	($)(1)	($)(2)	($)	($)

Sally Frame Kasaks	17,495	0	(671)	0	10,992
Michael L. Henry	30,675	5,917	(3,814)	0	57,452
Thomas M. Kennedy	180,952	63,424	(19,974)	241,692	1,194,009
Lou Ann Bett	50,505	16,464	(6,860)	0	172,849
Gerald M. Chaney	61,561	0	(5,267)	0	226,434
Wendy E. Burden	28,845	0	415	113,127	0

(1)	All amounts reported as executive and registrant contributions above are also included as compensation for each Named Officer in the appropriate columns of the “Summary Compensation Table — Fiscal 2006 and

Fiscal 2007” above. Amounts reported as registrant contributions represent the portion of Company matching contributions that became vested to each participant during fiscal 2007, representing the Company’s legal obligation to each Named Officer under the Executive Deferred Compensation Plan.

(2)	None of the amounts reported above are considered to be at above-market rates under SEC rules and, accordingly, is not included as compensation for each Named Officer in the “Summary Compensation Table — Fiscal 2006 and Fiscal 2007.”

Non-Qualified Deferred Compensation Plans

The Company permits the Named Officers and other key employees to elect to receive a portion of their compensation reported in the “Summary Compensation Table — Fiscal 2006 and Fiscal 2007” on a deferred basis under the Company’s Executive Deferred Compensation Plan. Certain material terms of the Executive Deferred Compensation Plan are discussed below.

Under the plan, each Named Officer may elect to defer up to 90% of his or her base salary and/or up to 100% of any bonuses he or she may earn. For each year, the minimum amount that may be deferred under the plan is $2,500.

For the 2007 plan year, the Company made a matching contribution in respect of a Named Officer’s deferrals under the plan equal to 50% of the Named Officer’s salary deferred under the plan up to the first 12% of salary deferrals (i.e., a 6% maximum matching contribution). The Company contribution is made as of the last day of the calendar year. The Compensation Committee reserves the right to change the Company contribution formula for any year after 2007, but such formula will continue in effect for future years unless and until a change is made.

Named Officers are always 100% vested in their salary deferrals under the plan. Matching contributions for a particular plan year become vested at a rate of 25% for each year of vesting service thereafter completed by the Named Officer. For a particular matching contribution, a year of vesting service begins on January 1 of the year for which the contribution was made and ends on December 31 of the same year.

Upon a termination of a Named Officer’s employment (other than due to death or total disability or following early or normal retirement age), then-unvested Company contributions are forfeited back to the Company. Named Officers become fully vested in their plan balances upon a change in control of the Company or upon a termination of employment due to death or total disability or following attainment of early or normal retirement age.

A Named Officer’s deferrals under the plan (including earnings and matching contributions) are credited with investment gains and losses until the amounts are paid out. Investment gains and losses are credited to a Named Officer’s account on the last day of each month by multiplying the balance credited to each investment option selected by the Named Officer as of the first day of the month (for this purpose, amounts credited to the plan and change in investment options during the month will be deemed to have occurred on the first day of the month) by the investment return on that option for the particular month. For purposes of determining investment gains and losses, deferrals under the plan are deemed invested in the investment options selected by the Named Officer; the Company need not actually invest deferrals under the plan in the applicable investment options. Participants may change their investment options effective as of the end of any calendar month, provided that the change is submitted at least 15 days prior to the end of the month. If a participant does not elect an investment option, the default investment option is a money market fund (or such other fund selected by the plan administrator as the default fund). The following table presents the investment gain or loss (expressed as a percentage rate of return) for each of the investment options under the plan for 2007.

2007 Rate
Fund Name	of Return

MFC Global Money Market — Default Fund	3.9%
Western Asset U.S. Government Securities	5.5%
PIMCO Real Return Bond	15.2%
American Funds American Bond	3.1%
PIMCO Total Return	11.71%
Western Asset High Yield	(1.7)%

2007 Rate
Fund Name	of Return

MFC Global Lifestyle Conservative	4.5%
MFC Global Lifestyle Moderate	1.9%
MFC Global Lifestyle Balanced	0.7%
PIMCO VIT All Assett	8.6%
MFC Global Lifestyle Growth	(0.3)%
MFC Global Lifestyle Aggressive	(1.6)%
Pzena Classic Value	(15.4)%
T. Rowe Price Equity-Income	(2.8)%
Capital Guardian U.S. Large Cap	(6.5)%
MFC Global 500 Index	(3.2)%
Jennison Capital Appreciation	(0.8)%
Lord Abbett Mid Cap Value	(7.9)%
MFC Global Mid Cap Index	(3.2)%
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Amounts may generally be deferred until a specified date, retirement, death, disability, termination of employment or, subject to certain limitations, a change in control of the Company. Amounts deferred until termination of employment will generally be paid as a lump sum. However, if a Named Officer terminates employment prior to his or her early retirement age (age 50 with 10 years of service), the Named Officer may request a distribution in three substantially equal annual installments. If a Named Officer terminates employment after his or her early retirement age, the Named Officer may request a distribution in substantially equal annual installments over two to 15 years. If a Named Officer’s termination of employment is on account of the Named Officer’s death (and is not attributable to suicide within two years of commencement of participation in the plan), the Named Officer’s account balance will be increased by an amount equal to the lesser of (i) two times the aggregate salary and bonus deferred by the Named Officer under the plan (exclusive of earnings), or (ii) $3 million. Certain deferred amounts under the plan that are “grandfathered” for purposes of Section 409A of the Internal Revenue Code may be withdrawn at any time upon the election of a Named Officer, subject to a 10% early withdrawal penalty. Emergency hardship withdrawals may also be permitted under the plan in the discretion of the Company.

POTENTIAL PAYMENTS UPON TERMINATION OR CHANGE IN CONTROL

The following section describes the benefits that may become payable to our Named Officers, other than Mr. Chaney and Ms. Burden, in connection with certain terminations of their employment with the Company and/or a change in control of the Company. For Ms. Bett, the following section also describes the benefits under her retention bonus agreement with the Company and describes the benefits that have become payable to her in connection with her termination of employment on March 15, 2008. For Mr. Chaney and Ms. Burden, the following section describes the benefits that have become payable to each executive in connection with their termination of employment with the Company on November 26, 2007 and June 8, 2007, respectively.

In addition to the termination benefits described below, outstanding equity-based awards held by our Named Officers may also be subject to accelerated vesting in connection with certain changes in control of the Company under the terms of our equity incentive plans. For purposes of the tables that follow, we have calculated the value of any option or stock award that may be accelerated in connection with a change in control of the Company to be the full value of such award (i.e., the full “spread” value for option awards and the full price per share of common stock for stock awards).

In calculating the amount of any potential payments to Named Officers, other than to Mr. Chaney and Ms. Burden, we have assumed that the applicable triggering event (i.e., termination of employment or change in control) occurred on February 2, 2008 and that the price per share of our common stock is equal to the closing price on that date. For Ms. Bett, we have also calculated the amounts that became payable to her upon her termination of employment on March 15, 2008. For Mr. Chaney and Ms. Burden, we have calculated the amounts that became payable to each of them using their actual termination dates and the closing price per share of our common stock on those dates.

In addition to the benefits described below, upon a Named Officer’s retirement or other termination of employment, the Named Officer may receive a payout of his or her nonqualified deferred compensation balance (and, in some cases, a death benefit) under the Company’s Executive Deferred Compensation Plan (unless the officer has elected to receive his account balance in installments). Please see the “Non-qualified Deferred Compensation — Fiscal 2007” table above and the related discussion of our Executive Deferred Compensation Plan for a description of these deferred compensation payments.

Executive Severance Plan.  On August 21, 2007, our Compensation Committee approved the Executive Severance Plan and designated each of the Named Officers (other than Ms. Burden) as a participant in the Executive Severance Plan. Under the Executive Severance Plan, if a participant’s employment is terminated by the Company or a subsidiary without “cause” (as defined in the Executive Severance Plan) and other than due to the participant’s death or disability, the participant will generally be entitled to receive the following benefits: (i) a cash payment equal to the participant’s “severance multiplier” times the participant’s rate of base salary immediately prior to the termination of employment, plus (ii) a cash payment equal to (a) the participant’s “severance multiplier” multiplied by (b) one-twelfth of the participant’s base salary immediately prior to the termination of employment multiplied by the participant’s years of service (up to a maximum of twelve), plus (iii) a cash lump sum payment equal to the expected aggregate cost of the premiums that would be charged to continue medical coverage pursuant to the Consolidated Omnibus Budget Reconciliation Act (“COBRA”) for a period of months equal to twelve times the participant’s “COBRA multiplier”, plus (iv) reimbursement for outplacement services obtained within a twelve month period following the participant’s termination, up to a maximum of $10,000 ($20,000 in the case of the Chief Executive Officer). Amounts under clauses (i) and (ii) are payable to the participant in substantially equal installments over the participant’s severance period (defined as twelve times the participant’s “severance multiplier”), however, if a change in control of the Company occurs after the payments commence, the remaining payments will be made in a lump sum. Payments are also subject to any required delay imposed under Section 409A of the Code and are subject to mitigation by any amounts earned by the participant from a subsequent employer during the period commencing on the participant’s termination of employment and ending on the date that the last installment payment is made.

Alternatively, under the Executive Severance Plan if a participant’s employment is terminated by the Company or a subsidiary without “cause” (and other than due to his or her death or disability) or by the participant for “good reason” and such termination occurs at any time during the period commencing three months before, and ending twelve months after, a “change in control” (as defined in the Executive Severance Plan) of the Company, the participant will generally be entitled to receive the following benefits: (i) a cash lump sum payment equal to the participant’s “change in control severance multiplier” multiplied by the sum of the participant’s highest rate of base salary in the year prior to his or her termination plus the participant’s target bonus for the year in which the termination occurs (or, if the participant does not have a target bonus opportunity, the average annual bonus paid to the participant in the past three full fiscal years), plus (ii) a cash lump sum payment equal to the expected aggregate cost of the premiums that would be charged to continue medical coverage pursuant to COBRA for a period of months equal to twelve times the participant’s “COBRA multiplier”, plus (iii) reimbursement for outplacement services obtained within a twelve month period following the participant’s termination, up to a maximum of $10,000 ($20,000 in the case of the Chief Executive Officer).

In addition, in the case of the Chief Executive Officer, if her benefits are subject to the excise tax imposed under Section 280G of the U.S. Internal Revenue Code of 1986 (“Section 280G”), the Company will make an additional payment to her so that the net amount of such payment (after taxes) she receives is sufficient to pay the excise tax due (a “gross-up payment”). However, if reducing the total benefits she is entitled to receive by $100,000 would cause none of her benefits to be subject to 280G, then instead of paying the gross-up payment, the Company will reduce her total benefits by the minimum amount so that none of her payments are subject to Section 280G.

In order to receive the severance benefits under the Executive Severance Plan described above, the participant must agree to release the Company from all claims arising out of his or her employment relationship. Participants are also subject to confidentiality, non-solicitation and non-competition restrictive covenants as a participant in the Executive Severance Plan.

The “severance multiplier” and “change in control severance multiplier” for each of the Named Officers (other than Ms. Burden) is as follows: for Ms. Kasaks, 1 and 2, respectively; for Mr. Kennedy, Mr. Chaney, and Ms. Bett, 1 and 1.5, respectively; and for Mr. Henry, 0.5 and 1, respectively. The “COBRA multiplier” for each of the Named Officers (other than Ms. Burden) is as follows: for Ms. Kasaks, Mr. Kennedy and Ms. Bett, 1; for Mr. Chaney and Mr. Henry, .75.

Sally Frame Kasaks.  In addition to her participation in the Executive Severance Plan, Ms. Kasaks and the Company are parties to an employment agreement which provides for certain benefits in connection with a termination of employment with the Company. These benefits are described below.

Under the terms of Ms. Kasaks’ employment agreement, if her employment is terminated by the Company without “cause” (as defined in the employment agreement) or she terminates her employment for “good reason” (as defined in the employment agreement), she will be entitled to a severance benefit of continued payment of her base salary through January 31, 2010 (or, if longer a period of twelve months following her termination of employment). If Ms. Kasaks becomes entitled to severance benefits under both her employment agreement and the Executive Severance Plan, the amounts payable under the employment agreement will offset the amounts she is entitled to receive under the Executive Severance Plan on a dollar for dollar basis. In order to receive the severance benefits described above, Ms. Kasaks must agree to release the Company from all claims arising out of her employment relationship.

In addition, if Ms. Kasaks’ employment is terminated by the Company without cause or by Ms. Kasaks for good reason, Ms. Kasaks’ SARs and restricted stock units granted to her in fiscal 2007 will become fully vested, the restricted stock units will become payable and Ms. Kasaks will have two years following her termination date to exercise the then-vested SARs. Further, if Ms. Kasaks is granted any additional SARs or restricted stock units and her employment is terminated by the Company without cause or by Ms. Kasaks for good reason, Ms. Kasaks’ then-unvested SARs will become fully vested and she will have two years following her termination date to exercise the then-vested SARs, and she will become vested in a pro-rata portion of any then un-vested restricted stock units based on the number of days she was employed during the applicable vesting period.

Under the terms of Ms. Kasaks’ employment agreement, if her employment terminates as a result of her death or disability she is entitled to receive a pro-rata bonus equal to the annual bonus she would have otherwise been entitled to receive had she remained employed through the end of the fiscal year, pro-rated based on the number of days she was employed during that fiscal year.

Lou Ann Bett.  The Company entered into a retention bonus agreement with Ms. Bett on October 29, 2007 that promised her a cash payment of $147,000 if she remained employed with the Company in her current position until the first to occur of February 15, 2008 or her termination by the Company without cause if such termination would also entitle her to receive severance benefits under the Executive Severance Plan. If Ms. Bett were to become entitled to receive the retention bonus because her employment was terminated without cause prior to February 15,

2008, she would be entitled to receive the retention bonus in addition to her benefits under the Executive Severance Plan.

Estimated Severance and Change in Control Benefits

The following chart presents the Company’s estimate of the amount of benefits to which Ms. Kasaks, Mr. Kennedy, Mr. Henry and Ms. Bett would have been entitled had his or her employment terminated or a change in control occurred on February 2, 2008 under the scenarios set forth below.

		Cash	Medical	Equity
		Severance	Benefit	Acceleration	Other
Name	Triggering Event	($)(1)	($)(2)	($)(3)	(4)

Sally Frame Kasaks	Resign without Good Reason	—	—	—	—
	Termination without Cause or Resign for Good Reason	1,354,167	10,000	1,189,000	20,000
	Change of Control (no termination)	—	—	1,189,000	—
	Change of Control and Termination without Cause or Resign for Good Reason	5,000,000	10,000	1,189,000	20,000
Michael L. Henry	Resign with or without Good Reason	—	—	—	—
	Termination without Cause	356,250	5,000	—	10,000
	Change of Control (no termination)	—	—	160,515	—
	Change of Control and Termination without Cause or for Good Reason	630,000	5,000	160,515	10,000
Thomas M. Kennedy	Resign with or without Good Reason	—	—	—	—
	Termination without Cause	775,000	10,000	—	10,000
	Change of Control (no termination)	—	—	683,675	—
	Change of Control and Termination without Cause or for Good Reason	1,300,000	10,000	683,675	10,000

Lou Ann Bett	Resign with or without Good Reason	—	—	—	—
	Termination without Cause	612,500	10,332	—	10,000
	Change of Control (no termination)	—	—	336,879	—
	Change of Control and Termination without Cause or for Good Reason	1,029,000	10,332	336,879	10,000

(1)	For each Named Officer other than Ms. Kasaks, represents the total cash severance amount payable under the Executive Severance Plan. For Ms. Kasaks, represents the total cash severance amount payable under the Executive Severance Plan or her employment agreement, depending on the applicable circumstance, which are described in detail above. If Ms. Kasaks becomes entitled to severance benefits under both her employment agreement and the Executive Severance Plan, the amounts payable under the employment agreement will offset the amounts she is entitled to receive under the Executive Severance Plan on a dollar for dollar basis. For Ms. Bett, represents the sum of the total cash severance amount payable under the Executive Severance Plan and the $147,000 retention bonus that she would have been entitled to receive upon a termination by the Company without cause prior to February 15, 2008.

(2)	Represents the estimated aggregate cost of the premiums that would be charged to continue medical coverage pursuant to COBRA for a the following number of months: for Ms. Kasaks, Mr. Kennedy and Ms. Bett, twelve months and for Mr. Henry, nine months.

(3)	This column represents the intrinsic value of the Named Officer’s awards that would accelerate in the circumstances. For non-vested stock and restricted stock units, this amount is calculated by multiplying $11.89 by the number of non-vested shares or restricted stock units subject to the accelerated portion of the award. For options and SARS, this amount is calculated by multiplying the amount (if any) by which $11.89 (the closing price of our common stock on February 2, 2008) exceeds the exercise or base price, as applicable, of the option or SAR by the number of shares subject to the accelerated portion of the option or SAR, however, because $11.89 was less than the exercise or base price of the options or SARs held by our Named Officers there is no positive intrinsic value of those awards as of February 2, 2008.

(4)	Represents the maximum outplacement reimbursement amount under the Executive Severance Plan.

Lou Ann Bett.  Ms. Bett’s last day of employment with the Company was March 15, 2008. Pursuant to the terms of her retention bonus agreement, she received a cash lump sum payment of $147,000 on February 15, 2008. In addition, pursuant to the terms of the Company’s Executive Severance Plan, she will receive equal cash payments on a monthly basis of $37,692, with the first such payment being made in April 2008 and a subsequent payment being made in each of the 13 next calendar months thereafter (ending with the payment in May 2009). She also received a lump sum payment of $10,322 representing expected COBRA premiums for continued medical coverage and she is entitled to payment or reimbursement for up to $10,000 of outplacement costs.

Pursuant to the Executive Severance Plan, during a period of twelve months following her termination date, Ms. Bett has the affirmative duty to take reasonable efforts to seek other employment in which she is reasonably qualified or otherwise to mitigate or otherwise to mitigate her right to any and all portions of the severance benefits. In addition, for a period of one year following her termination of employment, Ms. Bett agrees not to influence, attempt to influence or solicit any customers, vendors, business partners or employees of the Company to divert their business to, or to work for, any entity then in competition with the Company. Ms. Bett also agrees that, unless compelled by law, she will not at any time use or disclose the Company’s confidential information.

Gerald M. Chaney.  The Company and Mr. Chaney are parties to a resignation agreement dated November 26, 2007 which provides for certain benefits in connection with his resignation as described below.

Pursuant to Mr. Chaney’s resignation agreement with the Company, Mr. Chaney will receive payments under the Executive Severance Plan consisting of (1) cash severance payments of $49,167 per month for a period of 15 months commencing on December 28, 2007, (2) a lump sum payment of $5,126 representing expected COBRA premiums for continued medical coverage, which was paid on December 28, 2007 and (3) payment or reimbursement for up to $10,000 of outplacement costs. Mr. Chaney does not have an affirmative duty to seek other employment. However, certain amounts earned by Mr. Chaney will offset amounts due under the resignation agreement.

Mr. Chaney’s resignation agreement provides that, for a period of one year following his termination of employment, Mr. Chaney agrees not to influence, attempt to influence or solicit any customers, vendors, business partners or employees of the Company to divert their business to, or to work for, any entity then in competition with the Company. Mr. Chaney also agrees that, unless compelled by law, he will not at any time use or disclose the Company’s confidential information.

Wendy E. Burden.  The Company and Ms. Burden are parties to a separation agreement dated June 19, 2007 which provides for certain benefits in connection with her resignation as described below.

In accordance with the terms of her separation agreement, Ms. Burden became entitled to receive monthly cash severance payments of $46,163, with the first such payment being made in June 2007 and a subsequent payment being made in each of the next 11 calendar months thereafter (ending with the payment in May 2008). In addition, the Company will pay or reimburse her costs for outplacement services under the Company’s outplacement program incurred during the twelve month period following her separation date up to a maximum of $15,000.

Ms. Burden’s separation agreement provides that during a period of twelve months following her separation date, Ms. Burden has the affirmative duty to take reasonable efforts to seek other employment in which she is reasonably qualified or otherwise to mitigate or otherwise to mitigate her right to the severance benefits. In addition, for a period of one year following her termination of employment, Ms. Burden agrees not to influence, attempt to influence or solicit any customers, vendors, business partners or employees of the Company to divert their business to any entity then in competition with the Company. Ms. Burden also agrees that, unless compelled by law, she will not at any time use or disclose the Company’s confidential information.

EQUITY COMPENSATION PLAN INFORMATION

The Company currently maintains four equity compensation plans: the 2005 Performance Incentive Plan, the 1999 Stock Award Plan, the 1992 Stock Award Plan and the Company’s Employee Stock Purchase Plan (the “ESPP”). These plans have each been approved by the Company’s shareholders.

The following table sets forth, for each of the Company’s equity compensation plans, the number of shares of common stock subject to outstanding options and other rights, the weighted-average exercise price of outstanding options and other rights, and the number of shares remaining available for future award grants as of February 2, 2008.

			Number of Shares of
			Common Stock
			Remaining Available
			for Future Issuance
	Number of Shares of	Weighted-Average	Under Equity
	Common Stock to be	Exercise Price of	Compensation Plans
	Issued Upon Exercise of	Outstanding Options	(Excluding Shares
	Outstanding Options	Warrants and Rights	Reflected in the First
Plan category	Warrants and Rights	(1)	Column)

Equity compensation plans approved by shareholders	2,821,794	$19.96	6,061,098	(2)
Equity compensation plans not approved by shareholders	N/A	N/A	N/A
Total	2,821,794	$19.96	6,061,098

(1)	This number reflects the weighted-average exercise price of outstanding options and stock appreciation rights and has been calculated exclusive of stock units and other rights payable in an equivalent number of shares of Company common stock.

(2)	Of the aggregate number of shares that remained available for future issuance, 5,600,553 were available under the 2005 Performance Incentive Plan and 460,545 were available under the Employee Stock Purchase Plan. Shares authorized for issuance under the 2005 Performance Incentive Plan generally may, subject to certain limitations set forth in that plan, be used for any type of award authorized under that plan including, but not limited to, stock options, stock appreciation rights, restricted stock, stock units, and stock bonuses. No new awards may be granted under the 1999 Stock Award Plan or under the 1992 Stock Award Plan.

CORPORATE GOVERNANCE

The Company’s Board of Directors and management are committed to good corporate governance to ensure that the Company is managed for the long-term benefit of its shareholders. The Board of Directors and management review the Company’s corporate governance policies and practices against those suggested by various groups or authorities active in corporate governance and practices of other companies, as well as the requirements of the Sarbanes-Oxley Act of 2002, the rules of the Securities and Exchange Commission, and the listing standards of the NASDAQ. The Company maintains numerous good governance practices and policies, including:

•	A majority of the members of the Company’s Board of Directors are independent;

•	The charter for each committee of the Board of Directors is reviewed and, if warranted, amended on at least an annual basis;

•	All members of the Audit, Compensation, and Nominating and Governance Committees meet the appropriate tests for independence; and

•	The Company has a Code of Ethics for Chief Executive Officer and Senior Financial Officers (the “Code of Conduct”) that applies to the Company’s Chief Executive Officer, Chief Financial Officer, Controller or other persons performing similar functions, in addition to other ethics codes that apply to all officers and employees and to the Company’s directors.

The Code of Conduct is designed to deter wrongdoing and to promote, among other things, (i) honest and ethical conduct, (ii) full, fair, accurate, timely and understandable disclosures, and (iii) compliance with applicable governmental laws, rules and regulations. The Code of Conduct is available on the Company’s website at www.pacsun.com by clicking on “Investor Relations” at the bottom of the page and then on “Senior Financial Officer Code of Conduct” under the “Corporate Governance” heading. If the Company makes any substantive amendments to the Code of Conduct or grants any waiver, including any implicit waiver, from a provision of the Code of Conduct to its Chief Executive Officer, Chief Financial Officer, Controller or other persons performing similar functions, it will disclose the nature of such amendment or waiver on its website.

RELATED PARTY TRANSACTIONS POLICY

The Company’s Board of Directors has adopted a written Related Party Transactions Policy (the “Policy”). The purpose of the Policy is to describe the procedures used to identify, review, approve and disclose, if necessary, any transaction, arrangement or relationship (or any series of similar transactions, arrangements or relationships) in which (i) the Company was, is or will be a participant, (ii) the aggregate amount involved exceeds $10,000 and (iii) a related person has or will have a direct or indirect material interest. For purposes of the Policy, a related person is (a) any person who is, or at any time since the beginning of the Company’s last fiscal year was, a director or executive officer of the Company or a nominee to become a director of the Company, (b) any person who is known to be the beneficial owner of more than 5% of the Company’s common stock, (c) any immediate family member of any of the foregoing persons, or (d) any firm, corporation or other entity in which any of the foregoing persons is employed or is a general partner or principal or in a similar position, or in which all the related persons, in the aggregate, have a 10% or greater beneficial ownership interest.

Pursuant to the Policy, the Chief Financial Officer is required to create a master list of related persons and identify any related party transaction. Once a related party transaction has been identified, the Audit Committee must review the transaction for approval or ratification. In determining whether to approve or ratify a related party transaction, the Audit Committee is to consider all relevant facts and circumstances of the related party transaction available to the Audit Committee. The Audit Committee may approve only those related party transactions that are just and reasonable to the Company, as the Audit Committee determines in good faith.

No member of the Audit Committee will participate in any consideration of a related party transaction with respect to which that member or any of his or her immediate family is a related person.

SHAREHOLDER COMMUNICATIONS WITH DIRECTORS

Shareholders may communicate with the Company’s Board of Directors, care of the Corporate Secretary, Pacific Sunwear of California, Inc., 3450 East Miraloma Avenue, Anaheim, California 92806. All mail received will be opened and screened for security purposes. All communications that relate to matters that are within the scope of the responsibilities of the Board, other than solicitations, junk mail and obviously frivolous or inappropriate communications will be forwarded. Communications that relate to ordinary business matters that are not within the scope of the Board’s responsibilities, such as consumer complaints, will be forwarded to the appropriate executive. Any items not forwarded pursuant to this policy will be made available to any director who requests them. Mail addressed to a particular director or Board committee will be forwarded or delivered to that director or committee. Mail addressed to the “Board of Directors” will be forwarded or delivered to the Chairman of the Board or Lead Director, as appropriate. To communicate to the Audit Committee issues or complaints regarding questionable accounting, internal accounting controls or auditing matters, you may place an anonymous, confidential, toll-free call in the United States to our Corporate Governance Hotline at (800) 850-9537. This hotline is accessible 24 hours a day, 7 days a week, 365 days a year.

OTHER MATTERS

Management does not know of any other matters to be presented at the annual meeting, but should any other matters requiring a vote of shareholders arise, including a question of adjourning the meeting, the persons named in the accompanying proxy will have discretionary authority to vote all proxies received according to their best judgment.

The Company’s Annual Report on Form 10-K for the year ended February 2, 2008, as filed with the Securities and Exchange Commission, is available free of charge on the Company’s website at www.pacsun.com and, upon request, a copy will be furnished by the Company to any shareholder free of charge. Any shareholder desiring a copy should write to the Company at the address set forth on the cover page of the proxy statement, attention: Michael L. Henry, Senior Vice President, Chief Financial Officer and Secretary.

BY ORDER OF THE BOARD OF DIRECTORS

Michael L. Henry
Senior Vice President, Chief Financial Officer
and Secretary

Anaheim, California
April 18, 2008

Using a black ink pen, mark your votes with an X as shown in this example. Please do not write outside the designated areas.	☒

Annual Meeting Proxy Card

▼ IF YOU HAVE NOT VOTED VIA THE INTERNET OR TELEPHONE, FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. ▼

 A   Proposals — The Board of Directors recommends a vote FOR all the nominees listed and FOR Proposals 2.

1.	Election of Class I & II directors:	For	Withhold		For	Withhold		For	Withhold
+
	01 - George Markonic (Class I director)	☐	☐	02 - Sally Frame Kasaks (Class II director)	☐	☐	03 - Thomas M. Murnane (Class II director)	☐	☐

	04 - Peter Starrett (Class II director)	☐	☐	05 - Grace Nichols (Class II director)	☐	☐

		For	Against	Abstain

2.	Ratification of the appointment of Deloitte & Touche LLP as the Company’s independent registered public accounting firm for the fiscal year ending January 31, 2009.	☐	☐	☐	3. In their discretion, upon any other matters as may properly come before the meeting or at any adjournment thereof.

B Non - Voting Items Change of Address — Please print new address below.

 C   Authorized Signatures — This section must be completed for your vote to be counted. — Date and Sign Below
This Proxy must be signed exactly as your name appears hereon. Executors, administrators, trustees, etc., should give full title, as such. If the shareholder is a corporation, a duly authorized officer should sign on behalf of the corporation and should indicate his or her title.

Date (mm/dd/yyyy) — Please print date below.	Signature 1 — Please keep signature within the box.	Signature 2 — Please keep signature within the box.
/ /

+

▼ IF YOU HAVE NOT VOTED VIA THE INTERNET OR TELEPHONE, FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. ▼

Proxy — PACIFIC SUNWEAR OF CALIFORNIA, INC.

PROXY SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS
OF THE COMPANY FOR ANNUAL MEETING OF SHAREHOLDERS
TO BE HELD ON MAY 28, 2008
The undersigned, a shareholder of PACIFIC SUNWEAR OF CALIFORNIA, INC., a California corporation (the “Company”), acknowledges receipt of a copy of the Notice of Annual Meeting of Shareholders, the accompanying Proxy Statement and the Annual Report to Shareholders for the year ended February 2, 2008; and, revoking any proxy previously given, hereby constitutes and appoints Sally Frame Kasaks and Michael Henry, and each of them, his or her true and lawful agents and proxies with full power of substitution in each, to vote the shares of Common Stock of the Company standing in the name of the undersigned at the Annual Meeting of Shareholders of the Company to be held at the principal executive offices of the Company located at 3450 E. Miraloma Avenue, Anaheim, California 92806 on Wednesday, May 28, 2008 at 9:00 a.m. local time, and at any adjournment thereof, on all matters coming before said meeting.
THIS PROXY WHEN PROPERLY EXECUTED WILL BE VOTED IN THE MANNER DIRECTED HEREBY BY THE UNDERSIGNED SHAREHOLDER. IF NO DIRECTION IS MADE, THIS PROXY WILL BE VOTED “FOR” ALL OF THE NOMINEES AND “FOR” PROPOSAL 2. IF ANY NOMINEE BECOMES UNAVAILABLE FOR ANY REASON, THE PERSONS NAMED AS PROXIES WILL VOTE FOR THE ELECTION OF SUCH OTHER PERSON AS THE BOARD OF DIRECTORS MAY PROPOSE TO REPLACE SUCH NOMINEE.
PLEASE MARK, SIGN, DATE AND RETURN THE PROXY CARD PROMPTLY USING THE ENCLOSED ENVELOPE.